UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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eFunds Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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eFunds Corporation
Portales Corporate Center II
4900 N. Scottsdale Road
Suite 1000
Scottsdale, Arizona 85251

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
Questions And Answers About The Annual Meeting And Voting
ITEM 1: ELECTION OF DIRECTORS
Security Ownership of Certain Beneficial Owners and Management
Compensation Discussion and Analysis
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
NONQUALIFIED DEFERRED COMPENSATION
2006 POTENTIONAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Transactions With Related Persons
Corporate Governance
Director Compensation
DIRECTOR COMPENSATION TABLE
ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
ITEM 3. OTHER BUSINESS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2007
To the Stockholders of eFunds Corporation:
The 2007 annual meeting of stockholders will be held at the Company’s executive offices at Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona, on Thursday, May 17, 2007 at 11:00 a.m., for the following purposes:
1.	to elect two Directors to hold office until the 2010 annual meeting of stockholders;

2.	to consider and act upon a proposal to ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 2007; and

3.	to take action on any other business that may properly come before the meeting.
Stockholders of record at the close of business on March 30, 2007 are entitled to vote at the meeting and at any adjournment thereof.
Whether or not you expect to be present at the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure the presence of a quorum and save the Company further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request. Telephonic and Internet voting are also permitted in accordance with the instructions set forth on your proxy card.

By Order of the Board of Directors

Steven F. Coleman
April 20, 2007	Secretary
Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope or vote your proxy by telephone or through the Internet as directed on your proxy card. Thank you.

Proxy Statement
2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
May 17, 2007
The Board of Directors of eFunds Corporation (the “Company”) is soliciting proxies for use in connection with the 2007 annual meeting (including any adjournments) of stockholders of the Company to be held May 17, 2007. This proxy statement and enclosed form of proxy are first being mailed to stockholders on or about April 20, 2007.
Questions And Answers About The Annual Meeting And Voting
What is the purpose of the meeting?
At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These matters are the election of two directors and the ratification of the selection of our independent auditors. Also, management will report on our performance during the last fiscal year and respond to questions from stockholders following the meeting.
Who is entitled to vote at the meeting?
The Board has set March 30, 2007 as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 30, 2007, you are entitled to vote at the meeting.
As of the record date, 47,325,553 shares of common stock were issued and outstanding and eligible to vote at the meeting.
What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, a total of 47,325,553 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the meeting?
In accordance with our bylaws, shares equal to at least one-half of the voting power of the outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:
•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, by telephone or over the Internet.
How do I vote my shares?
If you are a stockholder of record, you can give a proxy to be voted at the meeting in any of the following ways:
•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the enclosed proxy card.
The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper format, please return your signed proxy to us before the annual meeting.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee should provide you with a voting instruction card for you to use in directing the broker or nominee how to vote your shares.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described above under “How do I vote my shares?”
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, it means that you hold shares registered in more than one account or that more than one person in your household holds shares in the Company. To ensure that all of these shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or via the Internet, vote once for each proxy card sent to your household.
Can I vote my shares in person at the meeting?
If you are a stockholder of record, you may vote your shares in person by attending the meeting and completing a floor ballot. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank or other nominee giving you the right to vote the shares at the meeting.
How can I vote with respect to the election of the director nominees the ratification of the selection of KPMG LLP?
You may either vote “FOR” or “WITHHOLD” authority to vote for a nominee for election to the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of KPMG LLP as our independent auditors. If you withhold authority to vote for a director nominee, this has the same effect as a vote against that director. If you abstain from voting on the proposal to ratify the selection of KPMG LLP as our independent auditor, your abstention has the same effect as a vote against that proposal.
What happens if I hold my shares in street name and I don’t provide voting instructions to my broker?
If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal.
Does my broker have discretionary authority to vote my shares at the meeting?
Yes. Your bank, broker or other holder of record is permitted to vote your shares on the election of Directors and the ratification of KPMG LLP as our independent registered public accounting firm at the meeting if you do not provide them with voting instructions.
How does the Board recommend that I vote?
The Board of Directors recommends a vote:
FOR the nominees for director; and
FOR the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2007.
What if I sign and return my proxy card but I do not specify how I want my shares voted?
If you do not specify how you want to vote your shares on your proxy card or when giving your proxy by telephone or via the Internet, we will vote them:
FOR the nominees for director; and
FOR the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2007.

Can I change my vote after submitting my proxy?
Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. You can change your vote in any of the following ways:
•	by sending a written notice of revocation to the Secretary of eFunds Corporation;

•	by submitting a later-dated proxy to the Secretary of eFunds Corporation;

•	by submitting a later-dated proxy by telephone or via the Internet; or

•	by voting in person at the meeting.
Unless revoked, all properly submitted proxies will be voted.
How can I attend the meeting?
Stockholders may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.
Who pays for the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained Georgeson Shareholder to assist in the solicitation of proxies for the annual meeting for a fee of less than $10,000, plus associated costs and expenses.
We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.
Is there a list of stockholders entitled to vote at the annual Meeting?
The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at Portales Corporate Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona, 85251, by contacting the Secretary of the Corporation.
What are the voting requirements to elect the Directors and to approve the proposal to ratify the Audit Committee’s choice of KPMG as the Company’s independent auditors?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Directors	Plurality	Yes
Ratification of KPMG	Majority	Yes
Election of Directors
A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. You may vote “FOR” or “WITHOLD” authority to vote for a Director Nominee. Only votes “FOR” or “WITHOLD” are counted in determining whether a plurality has been cast in favor of a Director. Abstentions play no role with respect to the election of Directors.

Majority Vote Policy
Our Corporate Governance Principles, which appear on our website (www.eFunds.com), set forth our procedures if a director-nominee is elected, but receives a majority of “withheld” votes in an uncontested election. Under these circumstances, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer to resign following the annual meeting.
The Nominating and Corporate Governance Committee of our Board of Directors will then make a recommendation to the Board regarding whether any such offer of resignation should be accepted. The Board will take action with respect to this recommendation and publicly disclose the results of their decision-making process. Full details of this Policy are set out in our Corporate Governance Principles and under “Item 1 — Election of Directors.”
If the votes cast “against” the proposal to ratify the Audit Committee’s selection of KPMG, LLP as the Company’s independent auditors exceed the votes cast “for” that proposal, the Audit Committee will reconsider its selection of KPMG.
Could other matters be decided at the Annual Meeting?
When this Proxy Statement went to press, we did not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.
If other matters are properly presented at the Meeting for consideration, the persons named in your proxy card will have the discretion to vote on those matters for you.

ITEM 1: ELECTION OF DIRECTORS
The Company’s Certificate of Incorporation provides that the Board of Directors is to be divided into three classes, with each class to be as nearly equal in size as possible. The term of each class of director is three years, with the term of one class expiring at each annual meeting of the stockholders of the Company. Currently, there are nine directors. The term of the Class I directors (Richard J. Almeida and Richard J. Lehmann) expires at the Meeting. The terms of the Class II and Class III directors expire at the 2008 and 2009 annual meetings of the Company’s stockholders, respectively. Following the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Messrs. Almeida and Lehmann for election to the Board at the meeting for a term expiring in 2010. Sheila A. Penrose has elected to retire from the Board and so she is not standing for re-election at the Meeting.
Nominees for Election to the Board of Directors
Class I (Term Expiring in 2010)
Richard J. Almeida, age 64, is the retired chairman and chief executive officer of Heller Financial Inc. (“Heller Financial”), a worldwide commercial finance company that was acquired by General Electric Capital Corporation in 2001. Prior to his 14-year tenure at Heller Financial, Mr. Almeida held a variety of management and banking positions with Citicorp and Citibank, both of which are subsidiaries of Citigroup Inc., a global financial services holding company. Mr. Almeida also serves as a director of Corn Products International, Inc. and UAL Corporation. Mr. Almeida joined our board in October 2003.
Richard J. Lehmann, age 62, is a founding principal of The Biltmore Bank of Arizona and has served as Chairman of Bank Capital Corporation, the holding company of this bank, since its opening in June 2003. Mr. Lehmann served as Vice Chairman of Bank One from April 1995 until December 1999, with responsibility for all consumer banking and credit card operations. His previous positions include Chairman, President and Chief Executive Officer of Valley National Corporation before it was sold to Bank One, and Senior Corporate Officer in Europe, Middle East and Africa for Citicorp. Mr. Lehmann was elected to the Company’s Board of Directors in September 2004. Mr. Lehmann also serves on the board of directors of Knight Transportation, Inc.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE. Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of Messrs. Almeida and Lehmann to our Board. If any of the above-named persons is not a candidate for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other nominee or nominees as may be nominated by the Board of Directors.
Members of the Board of Directors Continuing in Office
Class II (Term Expiring in 2008)
Janet M. Clarke, age 54, is the founder of Clarke Littlefield LLC, a marketing technologies advisory firm, and has served as its president since June 2003 and from 2001 to 2002. She was the chief marketing officer of DealerTrack, Inc., a privately held automotive finance technology services company from September 2002 to June 2003. Ms. Clarke acted as chairman and chief executive officer of the KnowledgeBase Marketing subsidiary of Young and Rubicam, Inc. from February 2000 through February 2001. Young and Rubicam is a global marketing and communications organization and its KnowledgeBase Marketing unit focuses on database marketing and customer relationship management. Prior to joining Young and Rubicam, Ms. Clarke served as managing director, global database marketing at Citibank for Citigroup’s consumer business from May 1997 until February 2000. Ms. Clarke is also a director of ExpressJet Holdings, Inc., Asbury Automotive Group and Gateway, Inc. Ms. Clarke was elected to the Company’s Board of Directors in December 2000.

Robert C. Nakasone, age 59, has served as chief executive officer of NAK Enterprises, L.L.C., an investment and consulting company, since January 2000. Prior to this position, Mr. Nakasone served as chief executive officer of Toys “R” Us, Inc., a retail store chain, from February 1998 to September 1999. Previously, Mr. Nakasone served in a variety of other positions with Toys “R” Us, including president and chief operating officer from January 1994 to February 1998 and vice chairman and president of Worldwide Toy Stores from January 1989 to January 1994. Mr. Nakasone was elected to the Company’s Board of Directors in February 2003. Mr. Nakasone also serves on the board of directors of Staples Inc. (“Staples”) and Hormel Food Corporation.
Hatim A. Tyabji, age 61, has served as the executive chairman of Bytemobile, a wireless Internet infrastructure provider, since July 2001. Prior to this position, Mr. Tyabji served as chairman and chief executive officer of Saraide, Inc., a provider of Internet and wireless data services, from September 1998 until March 2000. From November 1986 until March 1998, Mr. Tyabji served as president and chief executive officer of VeriFone, Inc., which was acquired by Hewlett Packard Company in June 1997. Mr. Tyabji also served as chairman of VeriFone from 1992 until 1998. VeriFone is a global provider of transaction automation systems and Internet commerce solutions. Mr. Tyabji was a member of our Board from June 2000 until May 2002 and he rejoined our Board in May 2004. Mr. Tyabji also serves as a director of Best Buy Company, Inc.
Members of the Board of Directors Continuing in Office
Class III (Term Expiring in 2009)
Paul F. Walsh, age 57, has served as the Chairman of our Board of Directors and our Chief Executive Officer since September 2002. Between March 2000 and September 2002, Mr. Walsh was chairman and chief executive officer of Clareon Corporation (“Clareon”), an electronic payments provider. Mr. Walsh served as chairman and chief executive officer of MaineStay Holdings L.L.C., a private equity investment firm, from September 1998 until January 1999 when MaineStay formed iDeal Partners, an equity investment partnership between MaineStay, Berkshire Partners and BancBoston Capital. Mr. Walsh served as chairman and chief executive officer of iDeal Partners until he joined Clareon. From February 1995 to September 1998, Mr. Walsh was president and chief executive officer of Wright Express Corporation, an information and financial services company. From January 1990 until January 1995, Mr. Walsh was chairman of BancOne Investor Services Corporation, a financial services company. Mr. Walsh also serves as a director of Staples.
John J. (Jack) Boyle III, age 59, became a member of the Board of Directors in June 2000 and has served as our Lead Director since May 2002. Mr. Boyle became president and chief executive officer of Arbor Networks, Inc., a provider of network security solutions, in May 2005. Prior to this position, Mr. Boyle served as president and chief executive officer of Equallogic, Inc., a developer of enterprise-wide network storage solutions from September 2003 until December 2004. From April 2000 until July 2003, Mr. Boyle served as chief executive officer of Cogentric, Inc., a web engineering company. From August 1994 to October 1999, Mr. Boyle served as president and chief executive officer of Saville Systems, PLC, a maker and marketer of customer care and billing systems for the global telecommunications industry. Mr. Boyle also served as chairman of the board of directors of Saville Systems from April 1998 to October 1999. Saville Systems was acquired by ADC Telecommunications, Inc. (“ADC”) in October 1999 and Mr. Boyle served as a senior vice president of ADC from October 1999 through April 2000. Mr. Boyle also serves as a director of ADC.
Angel Cabrera, 39, has served as the president and chief executive officer of Thunderbird, a graduate school of international management, since 2004. Prior to joining Thunderbird, Mr. Cabrera served as a professor at the Instituto de Empresa Graduate Business School in Madrid, Spain from 1998 to 2004 and as dean of this institution from 2000 until he joined Thunderbird. Mr. Cabrera was elected to the Board in December 2006.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of March 30, 2007 (except as otherwise noted), the number of shares of Common Stock beneficially owned by each person who is known by the Company to beneficially own more than five percent of the Company’s outstanding Common Stock, each Director, each person named in the Summary Compensation Table that appears elsewhere in this Proxy Statement and all of the Directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed below have sole voting and investment power with respect to the shares of Common Stock owned by them.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Outstanding Shares
Royce & Associates, LLC (1) 1414 Avenue of the Americas New York, New York 10019	5,805,375	12.27%

Eminence Capital (2) 65 East 55th Street, 25th Floor New York, New York 10022	3,678,800	7.77%

Westfield Capital Management Company, LLC (3) 1 Financial Center Boston, Massachusetts 02111	2,745,100	5.80%

Harris Associates L.P. (4) Two North La Salle Street Suite 500 Chicago IL 60602	2,515,800	5.32%

Paul F. Walsh (5)	744,285	1.55%

George W. Gresham (6)	89,217	*

Kathleen Flanagan (7)	7,101	*

Gary L. Palmer (8)	36,309	*

Clyde L. Thomas (9)	139,652	*

Richard J. Almeida (10)	26,707	*

John J. (Jack) Boyle III (11)	51,026	*

Angel Cabrera (12)	1,656	*

Janet M. Clarke (13)	41,253	*

Richard J. Lehmann (14)	20,426	*

Robert C. Nakasone (15)	31,481	*

Sheila A. Penrose (16)	35,202	*

Hatim A. Tyabji (17)	20,769	*

All directors and executive officers as a group (18 persons) (18)	1,537,977	3.16%

*	Less than 1%

(1)	Based on a Schedule 13G, dated as of January 19, 2007, filed with the Securities and Exchange Commission (the “Commission”). According to such Schedule, Royce & Associates LLC, an investment advisor, has sole power to vote or direct the vote of and sole power to dispose or direct the disposition of the shares indicated.

(2)	Based on a Schedule 13G, dated February 14, 2007, filed by Ricky C. Sandler as a managing member of Eminence Capital, LLC (the “Investment Manager”) and Eminence GP, LLC (“Eminence GP”), and Eminence GP, for itself and as general partner of Eminence Partners, LP, Eminence Partners II LP, Eminence Long Alpha, LP and Eminence Leveraged Long Alpha, LP (collectively, the “Partnerships”). Eminence GP has shared voting power and shared dispositive power with respect to 2,349,280 shares of the Company’s Common Stock owned by the Partnerships and any shares owned by Eminence Long Alpha Master Fund, Ltd., Eminence Leveraged Long Alpha Master Fund Ltd. and Eminence Fund, Ltd. (the “Offshore Master Funds). The Investment Manager has shared voting and dispositive power with respect to an aggregate of 3,678,800 shares owned by the Partnerships and the Offshore Funds. Mr. Sandler serves as the managing member of Eminence GP and the Investment Manager and may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock beneficially owned by these entities.

(3)	Based on a Schedule 13G, dated February 14, 2007, filed with the Commission by Westfield Capital Management Company LLC, an investment advisor (“Westfield Capital”). Westfield Capital has sole power to vote or direct the voting of 2,366,950 of the shares shown and sole power to dispose or direct the disposition of all of the shares indicated. The shares shown are owned of record by mutual funds and other accounts managed by Westfield Capital.

(4)	Based on a Schedule 13G, dated February 14, 2007, filed with the Commission by Harris Associates L.P. (“Harris”) and its general partner, Harris Associates Inc. Harris serves as an investment advisor to Harris Associates Investment Trust (the “Trust”). Various officers and directors of Harris are also officers and trustees of the Trust, which beneficially owns 1,980,100 shares. Although Harris does not consider the Trust to be controlled by its officers and directors, Harris, because of its power to manage the Trust’s investments, has shared voting and dispositive power over the shares owned by the Trust. Harris also has the shared power to direct the vote of an additional 535,700 shares owned by clients to whom it renders financial advice and the sole power to dispose or direct the disposition of those shares.

(5)	Includes 661,692 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(6)	Includes 81,999 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(7)	Amount shown is derived from records maintained by the Company’s transfer agent and the administrator of the Company’s equity-based plans as Ms. Flanagan left the further employ of the Company in December 2006.

(8)	Includes 20,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 7,000 shares owned by a limited partnership whose general partner is owned by Mr. Palmer.

(9)	Includes 124,166 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(10)	Includes 9,916 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 12,421 restricted stock units received under the Company’s Non-Employee Directors Deferred Compensation Plan (the “Director Plan”).

(11)	Includes 39,649 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 4,507 restricted stock units received under the Director Plan.

(12)	Amount shown includes 1,000 shares held by the Cabrera Revocable Trust and 656 restricted stock units received under the Director Plan.

(13)	Includes 35,803 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 3,580 restricted stock units received under the Director Plan.

(14)	Includes 9,600 shares held by the Richard J. and Sally S. Lehmann Revocable Trust, 3,499 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 7,327 restricted stock units received under the Director Plan.

(15)	Includes 22,111 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 2,100 shares owned by NAKGRAT LLC. Mr. Nakasone acts as the sole member and manager of Nakgrat LLC.

(16)	Includes 15,340 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 12,951 restricted stock units received under the Director Plan and 1,041 restricted stock units that will vest and be converted into shares of common stock in connection with the holder’s retirement from the Board following the annual meeting.

(17)	Includes 7,099 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 200 shares receivable upon the settlement of restricted stock units that will be settled within 60 days.

(18)	Includes 1,290,475 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 41,442 restricted stock units received under the Director Plan, 200 shares receivable upon the settlement of restricted stock units that will be settled within 60 days and an aggregate of 19,700 shares owned by the partnership, trusts and limited liability companies described in footnotes (8), (12), (14) and (15).

Compensation Discussion and Analysis
This Compensation Discussion and Analysis is intended to provide you with an overview of the information you need to understand the programs we use to compensate our executive officers. This discussion is intended to answer the following questions about the compensation we pay to our Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and our other three most highly compensated executive officers (collectively, our “Named Executive Officers”):
•	What are the objectives of the Company’s compensation programs?

•	What are these programs designed to reward?

•	What elements of compensation are paid as part of the Company’s programs?

•	Why did the Company choose these elements?

•	How does the Company determine the amount (and, where applicable, the formula) for each element of compensation?

•	How do each of the elements included in the Company’s programs, and the Company’s decisions regarding those elements, fit into the Company’s overall compensation objectives and affect decisions regarding other elements?
Each of these topics is discussed in more detail below and the compensation paid to our Named Executive Officers is summarized in the tables that follow this discussion.
What are the objectives of the Company’s compensation programs?
The objective of the Company’s executive compensation programs is to enhance the value of the Company by enabling it to attract and retain skilled executives in a competitive market for executive talent. These programs are also designed to link a portion of an executive’s compensation to the performance of the Company and to align the financial interests of the Company’s senior managers with those of its stockholders. The purpose of this discussion is to describe how each of the elements in the Company’s compensation programs, and the Company’s decisions regarding those elements, fit into the Company’s overall compensation objectives and affect decisions regarding other elements.
What are the Company’s compensation programs designed to reward?
To accomplish its objectives, the Company’s executive compensation programs feature a blend of cash and equity-based incentives. The Company’s cash incentive programs are designed to reward the executive team for (i) achieving the financial objectives set forth in the Company’s annual operating plans and (ii) making progress towards the achievement of strategic and operational objectives for the Company established by the Board of Directors. The Company’s equity-based programs are designed to reward executives when their collective efforts result in sustained increases in the value of the Company. The Company uses both short-and long-term incentive arrangements because this approach is reflective of the organization’s need to both accomplish its intermediate term objectives and retain its focus on activities intended to result in the creation of long-term stockholder value.
What elements of compensation are paid as part of the Company’s programs?
The Company’s cash compensation packages for its executive officers consist of base salaries, annual cash-based incentives and matching and profit-sharing contributions under the Company’s 401(k) and deferred compensation plans. Executive officers also receive annual grants of stock options and restricted stock units and they are eligible to participate in the Company’s executive perquisites program.
Each of these compensation elements is discussed in more detail below and the amounts paid to the Named Executive Officers during 2006 are detailed in the tables following this discussion.
Gary L. Palmer, the Company’s Executive Vice President—Global Strategic Business Development, participated in a sales commission plan in 2006 in lieu of the Company’s standard cash bonus plans. For ease of discussion, the following analysis of the Company’s executive compensation programs does not point out this exception everywhere it might be relevant.
Who is included in the Company’s executive compensation programs?
The Company’s executive compensation programs cover the Company’s CEO and the other senior executives of the Company who are responsible for its principal business units or perform policy-making functions. These programs are administered by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”). In the ordinary course of its deliberations, the Compensation Committee reviews “placemats” and “tally-sheets” which summarize all of the Company’s compensation programs and practices and the compensation profiles of each of the executive officers.
The position of Kathleen Flanagan, our former Chief Administration Officer and Executive Vice President, Strategic Change Management and one of our Named Executive Officers, was eliminated at the end of 2006 and she left the further employ of our Company at that time. Gary Palmer, our Executive Vice President, Global Strategic Business Development, no longer serves on our Executive Committee and he is not currently considered one of our executive officers.
How are the base salaries of the Company’s executives determined?
The initial base salary of an executive officer is established through negotiation when an executive joins the Company. Individuals who are promoted to the executive team typically have their salaries increased to a level commensurate with their increased level of responsibility. The salaries of the Company’s executive officers are intended to provide them with a fixed, minimum level of compensation that provides them a degree of financial security consistent with the amounts paid within the industries in which the Company typically competes for executive talent. Generally, the salaries of the executive officers are directed towards the median levels indicated by the annual compensation surveys purchased by the Company and the data published by members of the Company’s selected peer group in their proxy statements, although exceptions to this practice are made when warranted to reflect the particular circumstances or performance of a given executive. The matters considered in making this type of determination include the relative experience level and compensation history of the executive, the CEO’s assessment of their expected value to the leadership of the organization, the compensation level of the executive as compared to other members of the Company’s executive team and other similar considerations.
How often are the base salaries of the executives reviewed?
The base salaries of the executive officers are reviewed annually with the amount of any increases being based on the recommendations of the CEO. In reviewing these recommendations, the Compensation Committee is guided by comparative market data, the annual merit increases applied by the Company for its associate base generally and the CEO’s assessment of the executive’s performance against the operational and strategic objectives established for him or her. An executive’s base salary is also adjusted if the executive acquires additional areas of responsibility. The following companies were surveyed to compile the comparative market data considered in connection with the Company’s compensation evaluations during 2006:
Fiserv, Inc.
Equifax Inc.
Alliance Data Systems Corporation
Total System Services, Inc.
Certegy Inc.
Fair Isaac Inc.
Global Payments Inc.
Checkfree Corporation
Transaction System Architects, Inc.
Digital Insight Corporation
Adjustments to the base salary of the CEO are based on the Board’s evaluation of the Company’s performance, comparative survey data and the information published by the members of our peer group in their proxy statements with the CEO’s base salary being directed towards a market level commensurate with the Board’s assessment of his overall performance.
What actions were taken last year as a result of these reviews?
In 2006, the Named Executive Officers generally received increases in their base salaries between 5-6%, with the exception of Mr. Gresham. Mr. Gresham received a 15% increase in his base salary because the second phase of the promotional increase awarded to him following his promotion to Chief Financial Officer in February 2005 was implemented in 2006.
Are the executives eligible for annual cash incentives? How are their target award levels established?
Yes. All of the Company’s executive officers are eligible for annual cash incentives. Their target bonuses are based on a percentage of their base salaries. The percentage that is applicable to an individual executive is based upon comparative market data, the Executive’s ability to impact the performance of the Company’s business and the desirability of tying their compensation directly to the achievement of intermediate term financial objectives.
For 2006, the CEO’s bonus target was equal to 100% of his base salary. The targets for Mr. Gresham and Ms. Flanagan were set at 60% of their base salaries. Mr. Thomas’ bonus target equaled 50% of his base salary. Depending upon the Company’s performance versus the targets established under its annual incentive plans, the actual payments to the executives can range from 0-200% of the targeted levels.
Why does the Company have a cash-based incentive program?
The Company has established its annual cash-based incentive plans to link the compensation paid to the Company’s executives to the Company’s performance against the annual financial, strategic and operational objectives established for it by the Board of Directors. These programs are designed to provide incentives for management to pursue yearly objectives that the Board believes are reflective of the optimal means to deliver value to the Company’s stockholders.
How are the Company’s cash-based incentive plans structured?
Two-thirds of an executive’s annual cash-based incentive payment is based on the Company’s performance with respect to financial targets established under the eFunds Corporation 2006 Annual Incentive Plan (the “Annual Incentive Plan”) and the remaining one-third is based on the Company’s relative level of achievement versus the corporate goals described in the eFunds Corporation Strategic Incentive Plan (the “Strategic Incentive Plan”). The financial targets established by the Compensation Committee under the Company’s Annual Incentive Plan have been based on the Company’s revenues, operating income and return on invested capital for the past several years. The factors considered by the Compensation Committee under the Company’s Strategic Incentive Plan are more subjective in nature and typically relate to improving the Company’s operational effectiveness and making progress against its long term strategic goals. Essentially, the result of this structure is that one-third of the short-term cash-based incentives paid by the Company are based on its revenues, one-third on its operating income and one-third on its progress towards its strategic objectives.
How does the Compensation Committee decide what performance factors to use under the Annual Incentive Plan to measure the Company’s performance?
The Company uses revenues and operating income as the principal measurement metrics under the Annual Incentive Plan because these measures are reflective of the primary means by which the CEO and the Board evaluate the Company’s performance. Each of these factors are given equal weight so that the Company’s executives are encouraged to pursue both growth and profitability because achieving a sustainable level of success requires the Company to effectively balance both of these objectives.
Annual cash-based incentives are not paid if the Company’s return on invested capital during the year does not exceed its weighted average cost of capital for that year because the creation of long-term stockholder value requires that funds invested in the Company produce returns that exceed their cost. In addition, no cash-based incentives are paid if the Company’s operating income does not exceed the minimum level established by the Compensation Committee.
Do all of the executives have the same goals under the Company’s cash-based incentive plans?
In general, yes. To encourage the Company’s associates, including its executive officers, to function as a cohesive team, the financial and strategic targets set under the Company’s annual cash-based incentive plans have historically related to the Company’s performance as a whole, and not to individual or divisional areas of responsibility. The Compensation Committee may adjust the actual cash-based incentive payable to an executive officer upward or downward to reflect his or her individual performance, although any such adjustments must be made on a zero sum basis across the entirety of the executive team that reports to the CEO. The CEO provides recommendations to the Compensation Committee regarding the appropriate level of cash-based incentive compensation to be paid to the individual line and staff executives, and these recommendations are typically followed by the Committee.
How were the cash-based incentives for 2006 determined?
For 2006, the Compensation Committee established the following factors as the targets under the Annual Incentive Plan:

Revenues	Bonus Payout Percentage
$553.3 million $614.8 million $676.3 million or more	50% 100% 200%

Adjusted Operating Income	Bonus Payout Percentage
(i.e. pre-incentive payments)

$75.2 million $102.9 million $130.6 million or more	50% 100% 200%
The cash-based incentive payouts associated with results that fall between the benchmarks indicated are determined by linear interpolation. No cash-based incentive is paid in respect of a performance factor if the Company does not achieve the 50% threshold for that factor.
The goals set under the Company’s Strategic Incentive Plan for 2006 consisted of the following:
•	Operational Excellence — improving customer satisfaction through enhanced operational performance;

•	Financial Excellence — progress towards achieving 20% targeted operating margins through cost containment and integration activities;

•	Growth — achieving 20% revenue growth in 2006 and double digit growth beyond 2006; and

•	Strategic Development — developing product architectures and roadmaps for innovative payment and risk management solutions.
The Company’s 2006 revenues of $552.4 million were below the minimum payout threshold and so no cash-based incentives were paid with respect to this performance factor. The arithmetic cash-based incentive payout with respect to the operating income performance factor was 63%.
Management and the Compensation Committee determined that no cash-based incentives would be paid under the Strategic Incentive Plan for 2006 due to the Company’s failure to achieve the minimum revenue threshold set forth under the Annual Incentive Plan and the reduced level of corporate earnings that resulted from this shortfall. The elimination of the cash-based incentive payout under the Strategic Incentive Plan was also intended to ensure that the Company’s reported earnings for 2006 did not fall below its published guidance as a result of making incentive payments to its officers and employees. The

Company’s return on invested capital for 2006 exceeded its weighted average cost of capital for that year and so this factor did not impact the 2006 cash-based incentive calculations.
As a result of these actions, cash-based incentives for 2006 were generally paid at 21% of the targeted levels, with two of the three performance factors (revenues and strategic objectives) paying at 0% and the final performance factor (operating income) paying at 63% of target.
Did any of the actual cash-based incentives paid to the Company’s Named Executive Officers for 2006 deviate from the 21% level determined through the calculations described above?
No.
Why is Mr. Palmer on a sales commission plan and how much was paid to him under this plan in 2006?
Mr. Palmer’s role has been to lead the sales and account development efforts of our prepaid business and he was participating in an existing sales commission plan when he became an executive officer in May 2006. Under this plan, Mr. Palmer receives “override” commissions equal to one-third or one-half of the commissions paid to the sales representatives managed by him and special commissions on other commercial relationships that he is instrumental in securing. These commissions are determined by reference to the minimum and actual revenues associated with the customer contracts Mr. Palmer and his sales associates are instrumental in obtaining. Mr. Palmer receives his override commission regardless of whether the sales representative who was to receive the underlying base commission remains in the employ of the Company, (which is a condition to the payment of commissions). Mr. Palmer received approximately $358,000 in commissions in 2006.
In November 2006, the Company’s prepaid business entered into an agreement with American Express Travel Related Services Company pursuant to which our prepaid solutions business will act as the exclusive processor for the mall and universal gift card programs managed by American Express in the U.S. Mr. Palmer was eligible to receive a commission payment for his work in securing this contract and in February 2007, the Compensation Committee approved managements’ recommendation that Mr. Palmer receive an approximately $500,000 commission in respect of this transaction.
One-third of this amount ($167,667) was paid to Mr. Palmer in cash the first quarter of 2007 and the balance was paid in the form of a restricted stock unit award covering 13,875 shares of common stock (with such shares having a value equal to $333,278 based on the closing price ($24.02) of the Company’s common stock on the date of grant (February 13, 2007) of the award). 50% of these units will vest and be converted into common stock on the first September 19th or February 19th following the “go live” date associated with the Company’s contract with American Express and the balance will vest and be so converted on the first February 19th or September 19th following the Company’s recognition of $33,750,000 in gross revenues derived from transactions under that Agreement. The vesting of the units is subject to acceleration upon the death or disability of Mr. Palmer or any termination of his services without cause or for good reason following any change in control of the Company. The award has a term of ten years.
Does the Company make equity-based incentive awards to its executives?
The Company makes annual grants of options and restricted stock unit (RSU) awards to its executive officers as part of its equity incentive programs. The Company also makes option and RSU grants to newly hired executives in connection with the commencement of their employment.
Why does the Company have an equity-based incentive plan?
The Company provides equity-based incentive awards to its executives to enhance the competitiveness of the Company’s executive compensation programs and to align the financial interests of its executive officers with those of its stockholders generally. The Company also believes that the time-based vesting requirements of its equity awards assist its efforts to retain the senior officers necessary for its continued success.

When does the Company grant options and RSUs?
The Company typically grants options and RSUs to its executive officers in conjunction with the February meeting of the Compensation Committee. The date of this meeting is set one or more years in advance. Its precise timing depends on the ability of the individual Board members to attend the meeting.
How does the Company determine the exercise price of the options it awards?
The exercise price of an option is equal to the closing price of the Company’s common stock on the New York Stock Exchange (NYSE) on the option’s date of grant. If the hiring of a new executive is anticipated at a meeting of the Compensation Committee held before the executive’s date of hire, the Committee may authorize the issuance of an option to the new executive on their hire date (with the exercise price of the option being set at the closing price of the Company’s common stock on the NYSE on that date). Otherwise, a new executive receives their equity grants at the next meeting of the Compensation Committee following their date of hire.
How long does it take for an equity-based award to vest and become exercisable?
Equity-based awards typically vest in three equal annual installments following their date of grant. For reasons of administrative convenience, the Company has chosen February 19th and September 19th as the vesting dates for RSUs and so these types of awards vest on the first of these dates that most closely approximates the anniversary of their grant date. Options generally vest on the three succeeding anniversaries of their date of grant.
When did the Company grant options and RSUs in 2006?
The Company granted options to its executives on February 16, 2006 and the grants made to the Named Executive Officers are detailed in the Summary Compensation Table. The Company did not have any RSUs available for issuance until the Company’s stockholders approved the eFunds Corporation 2006 Stock Incentive Plan on May 18, 2006. As a result, the 2006 RSU awards were made on this date. These grants will vest in equal annual installments on February 19th in each of 2007, 2008 and 2009. The particulars of the awards made to the Named Executive Officers are described in the Summary Compensation Table.
How does the Company determine how many options to grant to its incumbent executives?
The Company determines the size of the pool available for its annual option grants based upon dilutive benchmarks that are competitive with prevailing industry practices. Approximately 20% of the available pool is granted to the CEO, with the Company’s other executive officers receiving grants aggregating approximately 35-40% of the total pool awarded. The balance of the pool is awarded to the Company’s other senior managers. This practice is intended to provide the Company’s executives with a competitive level of compensation.
The number of options to be awarded to the CEO is determined by the Compensation Committee based upon the Board’s review of his performance. The CEO provides recommendations to the Compensation Committee regarding the grants to be made to the Company’s other executive officers based upon his assessment of their relative individual performances.
The Company set the pool for 2006 at approximately 861,000 shares (approximately 1.9% of the number of shares of Common Stock outstanding at the end of 2005). The CEO received an option for 177,000 shares (20.6% of the initial pool) and the target grants for the Company’s ten other executive officers were set at 32,000 shares (aggregating approximately 37% of the available pool).
Ms. Flanagan received an option at this target level and the awards to Mr. Gresham (35,000 shares) and Mr. Thomas (40,000 shares) were increased based on the recommendation of the CEO due to their key roles in managing the Company’s Finance and IT organizations. Mr. Palmer did not receive an option grant in 2006 because he received a substantial option award (100,000 shares) in connection with the commencement of his employment with the Company following its acquisition of its prepaid business in July 2005.

How does the Company decide how many restricted stock units to grant to its executives?
For 2006, the annual restricted stock unit grants made by the Company were intended to have imputed values on their date of grant of approximately $500,000 and $90,000 for the CEO and the Company’s other executives, respectively. The imputed value of an award is equal to the product obtained by multiplying the number of shares subject to the award by the closing price of the Company’s common stock on the relevant date of determination. These award levels are consistent with the Company’s practices for the past several years. The awards actually granted to an executive are based on the recommendations of the CEO, with any adjustments being made on a zero sum basis across the entirety of the executive team that reports to the CEO. These awards are intended to serve as a retention incentive for the grant recipients and to enable executives to develop significant levels of ownership in the Company’s Common Stock as contemplated by the Company’s stock ownership guidelines.
The imputed value of the RSUs granted to the Company’s executives as part of the annual grant cycle in 2006 was determined by reference to the average closing price of the Company’s common stock on the NYSE during December 2005 ($22.95 per share). The Company used this approximation to simplify the process of allocating the available awards in advance of the February meeting of the Compensation Committee. The closing price of the Company’s common stock on May 18, 2006 (the date the 2006 RSU awards were actually issued) was $22.70.
The RSU grants to Mr. Walsh (22,026 units) and Mr. Palmer (3,963 units) were made at the targeted grant levels. The Compensation Committee increased the awards made to Mr. Gresham (4,548 units), Mr. Thomas (5,055 units) and Ms. Flanagan (4,548 units) from the target levels based on the CEO’s recommendations and his views regarding their ability to contribute to the long-term success of the Company.
What portion of the equity-based incentives paid by the Company are made in the form of options as opposed to RSUs?
In 2006, the approach adopted by the Company resulted in the total imputed value (the imputed value of an option is determined using the Black-Scholes option pricing model) of an executive’s equity awards generally being split approximately 75/25 in favor of their option grants. However, if the Company were to continue to use a dilution-based approach for the granting of stock options and a value based approach for the granting of RSUs, this ratio would likely vary in future periods because the magnitude of the Company’s option awards are determined by reference to the number of shares available and the size of its RSU awards are determined by reference to a dollar value.
Does the Company have stock ownership guidelines?
Yes. The Company’s Principles of Corporate Governance encourage its executive officers to own shares of the Company’s Common Stock in order to more closely align their interests with those of the Company’s stockholders in general. The Board believes that each executive officer should seek to acquire beneficial ownership of shares of the Company’s Common Stock having the value set forth below by the end of 2007, or if later, the fourth anniversary of (i) their appointment as an executive officer or (ii) any increase in their base salary:

Position	Ownership Goal
Chief Executive Officer	Three times then-current base salary

Independent Director	Three times annual retainer

Other Executive Officers	Then-current base salary
An officer who achieves the recommended ownership goals at any point is deemed to have complied with the foregoing guidelines, although an executive officer should not subsequently sell any of the shares of Common Stock used as the basis for achieving the objective if such sale would cause their ownership level to then fall below the suggested minimums. The ownership of restricted stock units is considered equivalent to the beneficial ownership of the shares of Common Stock into which such units are (net of tax withholdings) convertible for purposes of these ownership guidelines. The Company’s Insider Trading Policy prohibits its executive officers from selling shares of the Company’s stock “short” in order to hedge the economic risk of complying with the stock ownership policy.
All of the Company’s Named Executive Officers were in compliance with the Company’s stock ownership guidelines as of December 31, 2006.
Do the executives participate in any profit sharing or retirement plans sponsored by the Company?
Yes. The Company maintains a 401(k) Savings Plan that is available to its U.S. employees generally and a non-qualified deferred compensation plan for certain highly compensated associates, including its executive officers. The Company matches 100% of associate contributions to the 401(k) plan from the first 5% of their eligible wages. If an executive elects to contribute at least 5% of their eligible wages to the 401(k) plan, but is unable to do so because of the statutory limits on a participant’s ability to contribute to that plan in any given year ($220,000 of wages and $15,000 in contributions in 2006), the Company makes a supplemental contribution to the deferred compensation plan for the account of that executive in an amount equal to 5% of their excess earnings.
The Company also makes annual profit sharing contributions to its 401(k) and deferred compensation plans. In 2006, these contributions were targeted at 5% of the associate’s base salary. The actual contribution is determined by comparing the Company’s actual operating income against the operating income target established by the Compensation Committee under the Annual Incentive Plan. For 2006, these contributions were made at 30% of target (i.e. 1.5% of an associate’s base salary). Profit sharing contributions for 2006 were reduced from the arithmetic 63% payout rate associated with the Company’s performance versus its operating income performance factor under the Annual Incentive Plan so that these payments did not cause the Company’s reported earnings for 2006 to fall below its published guidance.
The executive officers participate in these programs on generally the same basis as the Company’s other U.S. based employees, although only the Company’s most highly compensated associates (total compensation in excess of $140,000 per year) participate in the Company’s deferred compensation plans. The Company believes that the matching and profit sharing features of its 401(k) and deferred compensation plans assist in its efforts to attract and retain executives and associates. The amounts paid to the Company’s Named Executive Officers under these programs in respect of 2006 are described in the Nonqualified Deferred Compensation Table that follows this discussion.
Do the executives receive other perquisites?
The Company maintains a perquisites program (ePerqs) under which the Company’s executive officers receive car allowances ($18,000 per year for the Chief Executive Officer and $12,000 per year for other executives). Executive officers are also reimbursed for fees paid to their personal, legal, tax and financial advisors and the taxes incurred in respect of such reimbursement. In addition, the Company will pay for the cost of annual medical examinations for its executive officers and the taxes associated with the income imputed to the executives by reason of such payment.
Why does the Company have a perquisites program?
The Company believes that the ePerqs program serves as a useful retention and performance incentive at a relatively modest cost. Amounts paid under this program are not subject to the bonus multiplier or 401(k) matching and profit sharing and an executive’s entitlement to participate in this program does not continue following any severance event.
Does the Company allow its executives to defer the receipt of their cash compensation?
To help its executives build a supplemental source of savings and retirement income, the Company offers its executives the opportunity to participate in the eFunds Corporation 2005 Deferred Compensation Plan. This plan enables participants to save amounts in excess of the contribution limits applicable to participants in the Company’s 401(k) plan on a tax deferred basis. The Company’s deferred compensation programs are intended to comply with Section 409A of the Internal Revenue Code and are described in more detail under the heading “Non-Qualified Deferred Compensation Plans” later in this proxy statement.
Does the Company have severance contracts with its executives?
Yes. The Company has retention, transition assistance and Change in Control Agreements with its executive officers that define their severance benefits under certain scenarios. The purpose of these agreements is to reduce the personal risks associated with the development and implementation of the Company’s organizational, operational and business strategies so that the Company’s executives can consider the merits of alternative approaches without undue regard for their possible impact on their personal situation. These arrangements also support the Company’s efforts to recruit executives by providing candidates considering a position with the Company with a degree of certainty regarding their expected severance benefits in the event their positions are eliminated or they are later replaced with persons whose background and attributes more closely reflect the Company’s then-current requirements. In addition, these contracts protect the Company by reducing the risk of litigation with departed executives and help to ensure that executives who no longer fit the desired profile for their positions do not engage in activities competitive with its interests or solicit its key employees for employment by third parties. These arrangements are discussed in more detail later in this proxy statement under the heading “Transition Assistance Agreements” and in the table entitled “2006 Potential Payments Upon Termination or Change in Control” that appears later in this proxy statement.
Did any Named Executive Officers receive any payments under these contracts in 2006?
Yes. The position of Kathleen Flanagan, our former Chief Administration Officer and Executive Vice President, Strategic Change Management was eliminated at the end of 2006 and the Company terminated her further employment at that time. This termination triggered her right to receive severance benefits under her transition assistance agreement. Management recommended that Ms. Flanagan receive the bonus equivalent payment, equity award acceleration and COBRA reimbursement benefits described in her transition assistance agreement and the Compensation Committee authorized the Company to extend these benefits to Ms. Flanagan in connection with her departure. The amounts paid to Ms. Flanagan following her separation of service are described further in the tables that follow this discussion.
How have the limits on the deductibility of executive compensation under the Internal Revenue Code affected the Company’s compensation programs?
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), contains limitations governing the deductibility of compensation in excess of $1 million paid to the named executive officers of publicly traded companies. Under Section 162(m), if we pay compensation in excess of $1,000,000 to any of our Named Executive Officers, we can fully deduct the amounts in excess of $1,000,000 only if we meet specified shareowner approval and corporate performance-based requirements. Although we intend to maximize the deductibility of compensation paid to the Company’s Named Executive Officers, we also intend to maintain the flexibility to take actions we consider to be in the Company’s best interests including, where appropriate, consideration of factors other than tax deductibility.
Approximately $22,350 of the compensation paid to Mr. Walsh in respect of 2006 did not qualify for deductibility because his base salary for that year plus income attributed to the restricted stock unit awards that vested during this period exceeded $1,000,000 by this amount. We expect that all of the compensation paid to the other Named Executive Officers in 2006 will qualify for deductibility. With the exception of the CEO, we would not expect issues to arise under Section 162(m) with respect to the amounts paid to the executive officers under the Company’s current compensation structure.

SUMMARY COMPENSATION TABLE
The following table sets forth the cash and non-cash compensation for our last fiscal year earned by or awarded to our Chief Executive Officer, our Chief Financial Officer and the other individuals who were our most highly compensated executive officers during 2006. This proxy statement refers to the individuals named below as the Named Executive Officers.

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus		Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)		($) (1)	($) (1)	($)	($) (2)	($)
Paul F. Walsh Chairman and Chief Executive Officer	2006	$629,815	—		$657,233 (3)	$1,555,165 (3)	$132,261	$118,098	$3,092,572

George W. Gresham, Chief Financial Officer and Executive Vice President, Finance	2006	$264,176	—		$73,740	$197,812	$33,286	$34,926	$603,940

Clyde L. Thomas, Chief Information Officer and Executive Vice President, Global Technology and Operations	2006	$312,512	—		$184,183	$295,694	$32,814	$51,016	$876,219

Gary L. Palmer, Executive Vice President, Global Strategic Business Development	2006	$235,290	$167,667	(4)	$18,649	$312,429	$358,327	$58,966	$1,151,328

Kathleen Flanagan, Former Chief Administration Officer and Executive Vice President, Strategic Change Management	2006	$272,510	$34,175	(5)	$109,217 (6)	$115,474 (7)	—	$383,927	$915,303

(1)	Represents the dollar amount of compensation cost associated with the restricted stock unit and option awards granted to the individuals indicated in 2006 and prior years, calculated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”). Except as indicated below with respect to Ms. Flanagan, the amount shown assumes that the Named Executive Officer performs the services required to fully vest their awards.
The expenses indicated relate to awards granted in 2004, 2005 and 2006. The Company uses a Black-Scholes model to estimate the fair value of its option awards and the assumptions used to value options granted during 2004, 2005 and 2006 are described in “Note 1-Description of Business—Employee Stock-Based Compensation” in the Notes to the Company’s consolidated financial statements as of and for the years ended December 31, 2006, 2005 and 2004 contained in the Annual Report on Form 10-K for the year ended December 31, 2006 that the Company filed with the Securities and Exchange Commission on February 28, 2007. Restricted stock unit awards are valued by multiplying the number of shares subject to the award by the closing price of the Company’s common stock on the NYSE on the date the award is granted. The Company expenses the value of the share-based awards it makes on a straight-line basis over the service period associated with the share-based award (generally, its vesting period).
(2)	All Other Compensation includes:
•	Matching and profit sharing contributions made by the Company to its 401(k) plan for the account of the Named Executive Officers. Each of the Named Executive Officers received $11,000 in matching contributions and all of the Named Executive Officers other than Mr. Palmer received $3,300 of profit sharing contributions in 2006. Mr. Palmer received $2,073 in profit sharing contributions;

•	Excess matching and profit sharing contributions made by the Company to its deferred compensation plan for the account of the Named Executive Officers (Mr. Walsh: $49,242 and $6,147; Mr. Gresham: $7,963 and $663; Mr. Thomas: $11,627 and $1,388; Mr. Palmer: $18,681 and $1,456; and Ms. Flanagan $9,739 and $788);

•	Car allowances, fees paid for executive physicals and fees paid for tax preparation, financial advisory and legal services;

•	Tax reimbursements made in respect of these perquisites, other than the car allowances, (The amounts received in 2006 were as follows: Mr. Walsh: $10,989; Mr. Thomas : $3,597; Mr. Palmer: $4,829 and Ms. Flanagan: $7,383); and

•	Amounts accrued in connection with a Named Executive Officer’s termination of employment (The amounts accrued in 2006 were as follows: Ms. Flanagan: $324,925).
(3)	Mr. Walsh’s prior retention agreement provided that if he retired on or after September 16, 2007, any unvested portion of his equity-based awards that was scheduled to vest within two years of his retirement date would be accelerated to that date. As a result, the full value of Mr. Walsh’s awards had to be expensed prior to this possible retirement date, and not over their scheduled vesting period. This acceleration clause did not apply to one restricted stock unit award (52,576 units) made to Mr. Walsh in

November 2004. Mr. Walsh offered to amend the awards issued to him in 2006 (and 2007) to eliminate this acceleration feature and his awards were so amended in 2007. The amount of expense shown does not reflect the impact of this amendment.

(4)	Represents the cash portion of the commission paid to Mr. Palmer in respect of the prepaid card contract the Company entered into with American Express in November 2006. Mr. Palmer also received an award of 13,875 performance-based restricted stock units in February 2007 as an additional commission payment in respect of this transaction.

(5)	Represents a bonus equivalent payment made to Ms. Flanagan following the elimination of her position at the end of 2006.

(6)	In connection with Ms. Flanagan’s departure, the vesting of restricted stock units related to an aggregate of 5,283 shares was accelerated to her termination date and she forfeited restricted stock unit awards related to 4,466 shares. The acceleration of the vesting of her restricted stock unit awards increased the Company’s 123R compensation expense in 2006 by $109,217 over the amount that would have been obtained had these awards lapsed in connection with the termination of the holder’s further employment.

(7)	In connection with Ms. Flanagan’s departure, the vesting of an aggregate of 32,000 options (10,667 shares @ $16.27 per share; 10,667 shares @ $21.38 per share and $10,666 shares @ $23.02 per share) was accelerated to her termination date and she forfeited options to purchase an aggregate of 32,001 shares (10,667 shares $ $21.38 per share and 21,334 shares @ $23.02 per share). The acceleration of the vesting of her options increased the Company’s 123R compensation expense in 2006 by $210,509 (net of a credit of $69,917 for expense recorded in 2006 and prior periods in respect of the forfeited portions of the awards) over the amount that would have been obtained had these awards lapsed in connection with the termination of the holder’s further employment.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)
								Exercise or	Grant date
								Base Price	fair value of
								of Option	stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	awards(3)
Paul F.	02/16/06	$104,972	$419,877	$839,754		177,000		$23.02	$1,527,510
Walsh	05/18/06	$1	$209,938	$419,877		22,026		—	$499,990

George W.	02/16/06	$26,418	$105,670	$211,340		35,000		$23.02	$302,050
Gresham	05/18/06	$1	$52,835	$105,670		4,548		—	$103,240

Clyde L.	02/16/06	$26,042	$104,171	$208,342		40,000		$23.02	$345,200
Thomas	05/18/06	$1	$52,085	$104,171		5,055		—	$114,749

Gary L. Palmer	05/18/06		$358,326			3,963		—	$89,960

Kathleen	02/16/06	$27,251	$109,004	$218,008		32,000		$23.02	$276,160
Flanagan(4)	05/18/06	$1	$54,502	$109,004		4,548		—	$103,240

(1)	Other than with respect to Mr. Palmer, non-equity incentive plan awards were made under the Company’s 2006 Annual Incentive Plan (the “2006 AIP”) and the Company’s Strategic Incentive Plan (the “SIP”). Two-thirds of the non-equity incentive award target for executives participating in the 2006 AIP was dependent upon the Company’s performance against the factors established under the 2006 AIP, with the remaining one-third dependent upon the Company’s performance against the performance factors established under the SIP. Mr. Palmer’s non-equity incentive compensation was earned under a sales commission plan.

(2)	Options shown were granted under the Company’s 2000 Stock Incentive Plan (the “2000 SIP”) on February 16, 2006. All of the options have a ten year term. One-third of each option is scheduled to vest and become exercisable on each of the three succeeding anniversaries of the date of grant if, subject to certain exceptions, the holder continues to provide services through the applicable vesting date. The vesting of the options is subject to acceleration upon the death or disability of the holder, the holder’s retirement after age 55 if the holder then has at least five years of service or if there is a change in control of the Company. The vesting of Mr. Walsh’s option would also be accelerated if he were to resign for “good reason” or the Company were to terminate his further employment without “cause” (with each term having the meaning assigned thereto in the Retention Agreement with Mr. Walsh described later in this proxy statement). Mr. Walsh’s outstanding options and restricted stock unit awards were amended in 2007 to remove the 55+5 acceleration feature described above. Mr. Thomas will become eligible to retire and accelerate the vesting of his option (and his restricted stock unit award) on November 4, 2007.
Restricted stock units were granted under the Company’s 2006 Stock Incentive Plan (the “2006 SIP”) on May 18, 2006. The restricted stock units shown are scheduled to vest and be converted into shares of common stock in equal installments on February 19th in each of 2007, 2008 and 2009 if, subject to certain exceptions, the holder continues to provide services through the applicable vesting date. The vesting of these units is subject to acceleration under the circumstances described in the preceding paragraph. Dividend equivalent payments would be made with respect to the restricted stock unit awards shown if the Company were to declare a dividend on its common stock.
(3)	Represents the full value of the option and restricted stock unit awards indicated, calculated in accordance with FAS 123R. Amount shown assumes that the Named Executive Officer performs the services required to fully vest their award. The awards were valued using the methodology described in footnote 1 to the Summary Compensation Table.
(4)	The position of Ms. Flanagan, our former Chief Administration Officer and Executive Vice President, Strategic Change Management was eliminated at the end of 2006 and she left the further employ of the Company at that time. The vesting of one-third of the option (10,666 shares) and restricted stock unit award (1,516 units) shown was accelerated to her termination date and she forfeited the balance of these awards. This acceleration resulted in $91,734 of incremental fair value, computed as of December 29, 2006 in accordance with FAS 123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)				Stock Awards (1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares	Market Value of
	Unexercised	Unexercised			or Units of Stock	Units of Shares or
	Options	Options	Option Exercise		That Have Not	Units of Stock That
	(#)	(#)	Price	Option Expiration	Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(2)
Paul F. Walsh	307,692		$9.42	09/16/12	100,181 (3)	$2,754,978
	118,000	59,000	$16.27	02/19/14
	59,000	118,000	$21.38	02/13/15
		117,000	$23.02	02/16/16

George W. Gresham	20,000		$15.80	05/01/12	8,749 (4)	$240,597
	10,000		$7.08	02/24/13
	6,334	12,666	$16.27	02/19/14
	10,666	21,334	$21.38	02/13/15
		35,000	$23.02	02/16/16

Clyde L. Thomas	57,500		$9.10	12/02/12	23,531 (5)	$647,102
	21,333	10,667	$16.27	02/19/14
	10,666	21,334	$21.38	02/13/15
		40,000	$23.02	02/16/16

Gary L. Palmer (6)	20,000	80,000	$17.95	07/01/15	3,963	$108,983

Kathleen Flanagan	10,667		$16,27	03/31/07
	10,667		$21.38	03/31/07
	10,666		$23.02	03/31/07

(1)	Each of the options was granted on the date ten years prior to the expiration dates shown and, except as otherwise indicated below, vests in equal installments on the three succeeding anniversaries of its grant date, if, subject to certain exceptions, the holder continues to provide services through the applicable vesting date. Except as otherwise noted in the footnotes below, the vesting of the options and restricted stock unit awards shown is subject to acceleration under the circumstances described in footnote (2) to the chart entitled “Grants of Plan-Based Awards” appearing earlier in this proxy statement.

(2)	Based on the closing price ($27.50) of the Company’s common stock on the New York Stock Exchange on December 29, 2006.

(3)	The restricted stock units shown are scheduled to vest and be converted into shares of common stock as follows:
02/19/07 — 24,965 units
02/19/08 — 15,298 units
02/19/09 — 7,342 units
11/03/09 — 26,288 units
11/03/10 — 11/03/13 — 6,572 units per year
The vesting of the awards scheduled to vest in 2011 and thereafter would be accelerated if Mr. Walsh elected to voluntarily retire following the annual meeting of the Company stockholders in May 2011 (or if there is no such meeting, May 31, 2011).
(4)	Restricted stock units shown are scheduled to vest and be converted into shares of common stock on February 19, 2007 (4,283 units), February 19, 2008 (2,950 units) and February 19, 2009 (1,516 units).

(5)	Restricted stock units shown are scheduled to vest and be converted into shares of common stock as follows:
02/19/07 — 8,452 units
02/19/08 — 3,119 units
02/19/09 — 1,685 units
02/19/10 — 5,137 units
02/19/11 — 02/19/12 — 1,284 units per year
02/19/13 — 02/19/14 — 1,285 units per year
The vesting of the portion of the award scheduled to vest in 2010 and thereafter is only subject to acceleration if the Company were to terminate the employment of the holder without cause or he were to resign for good reason following a change in control.
(6)	Option shown is scheduled to vest and become exercisable in equal installments on the five succeeding anniversaries of its date of grant (July 1, 2005) if the holder continues to provide services to the Company through the applicable vesting date. The vesting of the option is subject to acceleration in the event of the death or disability of the holder or if the Company were to terminate the holder’s employment without cause or the holder resigned for good reason following a change in control. Restricted stock units shown will vest and be converted into shares of common stock in three equal installments on February 19th in each of 2007, 2008 and 2009 if the holder continues to provide services through the applicable vesting date. The vesting of the units is subject to the same acceleration provisions as were described with respect to the holder’s option award.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($) (1)
Paul F. Walsh	0	$0	17,623	$400,521
George W. Gresham	0	$0	2,766	$62,871
Clyde L. Thomas	0	$0	6,766	$153,791
Gary L. Palmer	0	$0	0	$0
Kathleen Flanagan	70,333	$976,290	9,049	$230,883

(1)	Values shown reflect the closing price ($22.73) of the Company’s common stock on the New York Stock Exchange on the last business day (February 17, 2006) preceding the scheduled vesting date (February 19, 2006) of the restricted stock unit awards shown. The amounts shown for Ms. Flanagan also reflect the vesting of 5,283 units @ $27.50 per share (the closing price of the Company’s common stock on the last business day (December 29, 2006) preceding the date of the termination of her further employment by the Company). These units were scheduled to vest within 90 days of the elimination of Ms. Flanagan’s position and the Compensation Committee elected to accelerate their vesting to her termination date.
Non-Qualified Deferred Compensation Plans
Effective January 1, 2001, the Company established a deferred compensation plan for its key employees (as amended and restated Effective January 1, 2004, the “Prior Plan”). In January 2005, the Company adopted the eFunds Corporation 2005 Deferred Compensation Plan (the “2005 Plan” and, collectively with the Prior Plan, the “Plans”), the terms of which are intended to comply with the deferred compensation provisions in the American Jobs Creation Act of 2004. The 2005 Plan was amended on September 22, 2006 to allow the members of the Company’s Board of Directors who are not employees of the Company to participate, commencing in 2007. Deferrals made which relate entirely to services performed on or before December 31, 2004 are invested and distributed pursuant to the terms of the Prior Plan. Deferrals which relate all or in part to services performed on or after January 1, 2005 are subject to the terms of the 2005 Plan. A total of 36 people participated in the 2005 Plan in 2006.
The purpose of the Plans is to provide a means whereby the Company may afford its key employees and members of its Board of Directors with a vehicle to defer compensation. By providing a means whereby compensation may be deferred into the future, the Plans are intended to aid the Company’s efforts to attract and retain talented employees and Directors. The Company’s executive officers participate in these programs on generally the same basis as the Company’s other U.S. based employees, although only the Company’s most highly compensated associates (total compensation in excess of $140,000 per year) participate in the Plans.
The 2005 Plan permits participating employees to defer the receipt of between 3-90% of their salary, annual incentive awards and sales commissions. The non-employee members of the Board of Directors may defer between 10-100% of their retainer fees, although none of the Company’s Directors are currently participating in the Plans. The amounts deferred (a “Deferral”) are credited with earnings and investment gains and losses by assuming that they were invested in one or more investment options selected by the participants in accordance with the terms of the relevant Plan. The deemed investment options include various investment funds with different degrees of risk. Participants may reallocate amounts among the various investment options on a daily basis. Deferrals are not actually invested in the investment options available under the Plans. The deemed investment options are merely measuring tools to determine the value of a Participant’s account. Deferrals under the Plans are unsecured obligations of the Company that rank equally with its other unsecured indebtedness outstanding from time to time. The Company has created a “Rabbi Trust” that could be funded and used to pay benefits under the Plans, but the assets of the trust would also be subject to the claims of the Company’s general creditors.

The 2005 Plan allows Participants to elect to have any Deferrals credited to their accounts paid in a lump sum six months following any termination of their service with the Company (immediately upon termination in the event of the death or disability of the Participant) or on a subsequent anniversary of their service termination date, paid in installments over a two to 10 year period following a termination of service or during their continued tenure. Participants could elect to have Deferrals credited under the Prior Plan paid in a lump sum upon termination of employment or on a specified date within 10 years of their termination or in annual installments over a two to 10 year period following their service termination. Participants in the Prior Plan could also elect to receive interim distributions of the principal amount of their Deferrals (that is, excluding any deemed investment earnings) three or more years after the Deferrals were credited to their accounts. All deferred compensation balances of less than $10,000 under the 2005 Plan and $5,000 under the Prior Plan are required to be paid in a lump sum following a participant’s termination of service.
The following table describes the contributions made to the deferred compensation accounts maintained by the Named Executive Officers in 2006, the aggregate earnings attributed to these accounts in that year, the amounts withdrawn from these accounts and their balances at the end of 2006. The amounts shown do not include matching and profit sharing contributions made to the accounts maintained by the Named Executive Officers under the Company’s 401(k) plan.
NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last Fiscal Year-
	Last Fiscal Year	Last Fiscal Year(1)	Fiscal Year	Distributions	End
Name	($)	($)	($)	($)	($)
Paul F. Walsh	$31,491	$55,389	$27,983	$0	$296,150
George W. Gresham	$0	$8,626	$2,810	$0	$19,165
Clyde L. Thomas	$22,726	$13,113	$11,437	$0	$96,241
Gary L. Palmer	$95,194	$20,137	$10,276	$0	$105,471
Kathleen Flanagan	$0	$10,527	$4,973	$0	$35,501
(1) Amounts shown were earned in 2006 and contributed to the 2005 Plan in early 2007. These contributions are included in the “All Other Compensation” column in the Summary Compensation Table that appears earlier in this Proxy Statement.
During 2006, the deemed investment options available under the Plans were:

Fund (Manager)	2006 Total Return
Brandes International Equity (Brandes International)	25.29%
Emerging Markets (Oppenheimer Funds)	20.82%
Equity Index (Mercury Advisors)	13.38%
Growth LT (Janus Capital Group)	8.24%
Main Street Core (Oppenheimer Funds)	13.16%
Managed Bond (PIMCO)	4.86%
Money Market (Pacific Life Insurance Company)	4.72%
Small-Cap Index (Mercury Advisor)	15.90%
401(k) Plan Matching and Profit Sharing
The Company also maintains a 401(k) Savings Plan that is available to its U.S. employees generally. The Company matches 100% of an associate’s contributions to the 401(k) plan from the first 5% of their eligible wages. If an executive elects to contribute at least 5% of their eligible wages to the 401(k) plan, but is unable to do so because of the statutory limits on a participant’s ability to contribute to that plan in any given year ($220,000 of wages and $15,000 in contributions in 2006), the Company makes a supplemental contribution to the deferred compensation plan for the account of that executive in an amount equal to 5% of their excess earnings.
The Company also makes annual profit sharing contributions to its 401(k) and deferred compensation plans. The target annual profit-sharing contribution is 5% of an associate’s base salary. The Company’s actual contribution is determined by comparing the Company’s actual operating income against the operating income target established by the Compensation Committee under the Annual Incentive Plan. In 2006, these contributions were made at 30% of target (i.e. 1.5% of an associate’s base salary).
Employee Stock Purchase Plan
The Company has an Employee Stock Purchase Plan (the “Stock Purchase Plan”) that provides for the purchase of shares of Common Stock by eligible employees of the Company and its subsidiaries through payroll deductions. The purpose of the Stock Purchase Plan is to provide employees of the Company and certain of its subsidiaries with an opportunity to share in the ownership of the Company by providing them with a convenient means to purchase shares of Common Stock.
The Stock Purchase Plan permits shares of Common Stock to be sold to participating employees on the last business day of each six month purchase period at a price equal to 85% of the fair market value of the Common Stock on the first or last business day of that purchase period, whichever is lower. Among other restrictions, no participant may purchase (i) more than 1,000 shares in a given purchase period or (ii) shares having a fair market value (determined at the beginning of each purchase period) exceeding $25,000 in any calendar year. Except as the Compensation Committee otherwise permits, shares of Common Stock purchased under the Stock Purchase Plan may not be transferred for one year following their purchase unless the further employment of the purchasing associate is terminated during this one year period.
Substantially all of our associates are eligible to participate in the Stock Purchase Plan, and seven of the Company’s Executive Officers participated in this Plan in 2006. Independent Directors are not eligible to participate in the Stock Purchase Plan. Participating employees based in the United States do not recognize income at the time shares are purchased under the Stock Purchase Plan because the Plan is qualified under Section 423 of the Internal Revenue Code.
A total of 2,275,000 shares of Common Stock may be issued under the Stock Purchase Plan and 1,510,566 shares remained available for issuance under this Plan as of March 31, 2007.
Perquisites Program
Under the Company’s perquisites program, the Company’s Executive Officers receive car allowances ($18,000 per year for the Chief Executive Officer and $12,000 per year for other executives). Executive Officers are also reimbursed for fees paid to their personal, legal, tax and financial advisors and the taxes incurred in respect of such reimbursements. The Company will also reimburse Executive Officers for the cost of annual medical examinations and the taxes associated with the income imputed to the executives by reason of such reimbursement. 15 individuals, including all of the Named Executive Officers, participated in the Company’s perquisites program in 2006.
2006 Potential Payments Upon Termination Or Change In Control
The Company has entered into a number of contracts with the Named Executive Officers and its other executives that provide for potential payments upon the termination of their employment or a change in control of the Company. Each of these agreements is described below and the potential payments to the Named Executive Officers under various scenarios are summarized in the table that follows this discussion.
Paul F. Walsh Retention Agreement
Effective as of February 26, 2007, the Company entered into a Retention Agreement (the “Current Retention Agreement”) with Paul F. Walsh related to his service as our Chairman and Chief Executive Officer. This agreement replaces Mr. Walsh’s prior Retention Agreement, dated November 3, 2004 (as amended on December 4, 2006, the “Prior Retention Agreement”). The initial term of the Current Retention Agreement began as of February 26, 2007 and is scheduled to expire on the date (the “Initial Retirement Date”) of the Company’s annual meeting of stockholders in May 2011 (or if there is no such meeting, May 31, 2011), subject to additional one-year extensions unless either party gives the other six months advance notice that the term will not be extended. Under the agreement, Mr. Walsh receives a minimum salary of $670,000, subject to increase at the discretion of the Compensation Committee of the Company’s Board of Directors. Mr. Walsh is also eligible to receive annual cash incentive payments based on the Company’s financial performance with a minimum target bonus opportunity equal to 100% of his base salary. Mr. Walsh is also entitled to participate in the Company’s equity award, retirement and savings, welfare benefit, expense reimbursement, fringe benefit and vacation plans and policies.
If the Company terminates Mr. Walsh’s employment other than for “cause” prior to the scheduled expiration of the Current Retention Agreement, or if Mr. Walsh terminates his employment for
“good reason” (each as defined in the Current Retention Agreement), then:
•	Mr. Walsh is entitled to a lump-sum payment equal to the sum of any unpaid base salary, bonus and vacation pay accrued through the date of termination;

•	Subject to Mr. Walsh’s execution of a release, the Company will pay to Mr. Walsh in equal installments over the twenty-four months following the date of termination, an amount equal to two times Mr. Walsh’s base salary in effect on the termination date plus two times his target annual bonus for the Company’s fiscal year in which the termination date occurs (the payment of the first six months of severance installments may be delayed if such a delay is required to cause the severance provisions of the Current Retention Agreement to comply with the requirements of Section 409A of the Internal Revenue Code);

•	Except with respect to certain retention awards made to Mr. Walsh in 2007 (the “Retention Awards”), subject to Mr. Walsh’s execution of a release, all of the unvested options and other equity based awards that are currently held by Mr. Walsh or granted to him after the effective date of the Current Retention Agreement will vest on Mr. Walsh’s termination date, with any options that are vested on his termination date remaining exercisable until the earlier of the second anniversary of such date and the expiration date of such options; and

•	Subject to Mr. Walsh’s execution of a release, the Company will provide Mr. Walsh and his dependents with group healthcare benefits under the Company’s group healthcare plans for twenty-four months after his termination date or until Mr. Walsh becomes eligible to participate in group healthcare plans of any successor employer, if earlier.
If the Company terminates Mr. Walsh’s employment for “cause” or if Mr. Walsh resigns without “good reason,” then Mr. Walsh will be entitled to a payment equal to the sum of any unpaid base salary, bonus and vacation pay accrued through the date of his termination of employment. In addition, all unvested equity awards held by Mr. Walsh would be forfeited on the employment termination date. Options held by Mr. Walsh that were vested at the time of a termination date occurring under these circumstances would be exercisable until the earlier of ninety days after his termination date and the expiration date of such options.
If Mr. Walsh’s employment is terminated for any reason other than for cause after the Initial Retirement Date (including by reason of Mr. Walsh’s voluntary retirement), the vesting of his equity awards will be accelerated to his termination date. Mr. Walsh would retain any options that are vested on such date until the earlier to occur of the second anniversary of his termination date and the expiration date of such options.
Under the Current Retention Agreement Mr. Walsh could be terminated for “Cause” if:
•	he willfully fails to perform his material duties (other than as a result of mental or physical illness) for a period of thirty (30) days or more after a demand for performance is delivered to him by the Board;

•	he engages in fraud or gross misconduct which is materially and demonstrably injurious to the commercial interests of the Company; or

•	he is convicted or pleads guilty or nolo contendre to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics, moral turpitude or other immoral conduct which reflects adversely upon the reputation or interests of the Company or its customers or vendors or he becomes subject to criminal sanctions that will prevent him from performing his duties in the ordinary course for a period of time that is likely to exceed thirty (30) days.
“Good Reason” is defined in the Current Retention Agreement to mean, among other things:

•	the assignment to Mr. Walsh of any significant duties inconsistent with his status and position as the Chief Executive Officer of the Company or any other action by the Board which results in a material and ongoing diminution of his position and authority;

•	any continuing failure by the Company to comply with any of the provisions of the Current Retention Agreement;

•	a requirement by the Company that he maintain his principal residence at a location outside of the Scottsdale, Arizona area as a condition to his continued employment;

•	any request or requirement by the Company or the Board that he take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies; or

•	except with as a result of a failure of the stockholders of the Company to elect him to the Board or any legal or regulatory requirements applicable to the Company, his removal from the office of Chairman of the Board.
Except with respect to the Retention Awards, the vesting of all of Mr. Walsh’s existing and future equity-based awards accelerates in the event of his death or disability. Mr. Walsh (or his estate) would retain any vested options (including the vested portion of the options included in the Retention Awards) for two years following any termination date resulting from such an event.
In the event Mr. Walsh’s employment is terminated following a “business combination” of the Company, the post-termination provisions of his Amended and Restated Change in Control Agreement, dated November 3, 2004, instead of the Current Retention Agreement, would govern the severance payments to be made to him. All of Mr. Walsh’s existing and future equity-based awards, other than the Retention Awards, would vest in their entirety upon the effective date of any business combination described in his Change in Control Agreement.
The Current Retention Agreement provides that if any payment or benefit received or to be received by Mr. Walsh is subject to the federal excise tax on “excess parachute payments,” the Company will pay Mr. Walsh such additional amounts as may be necessary so that he realizes, after the payment of the excise tax and any income or excise tax on that additional amount, the amount of such compensation.
The Current Retention Agreement also contains covenants requiring Mr. Walsh to maintain the confidentiality of the Company’s proprietary information and to refrain from competing against the Company or soliciting or hiring its employees for two years following any termination of his employment.
Concurrently with the execution of the Current Retention Agreement, the Company amended Mr. Walsh’s Change in Control Agreement to extend the initial term of that Agreement to November 3, 2010 and provide for a six-year employment period following any business combination. This amendment does not alter the amount of any severance benefits that could become payable to Mr. Walsh under this Agreement or the circumstances under which he could become entitled to such payments.
On the effective date of the Current Retention Agreement, the Company also amended the restricted stock unit award (57,576 units) granted to Mr. Walsh on November 3, 2004. 50% of this award is scheduled to vest in November 2009 with the balance vesting in equal 12.5% increments on the sixth through ninth anniversaries of its grant date. The amendment to this award provides that this vesting schedule will be accelerated if (i) Mr. Walsh’s employment is terminated without “cause” or he resigns for “good reason” or (ii) Mr. Walsh retires on or after the Initial Retirement Date. The stock subject to these restricted stock units, to the extent vested, will be distributed to Mr. Walsh six months after the date of his retirement or other termination of employment.
In addition, the Company corrected Mr. Walsh’s restricted stock unit award agreement, dated January 13, 2005 (original grant 23,868 units), in connection with the execution of the Current Retention Agreement to provide that the balance of this award will vest and be converted into shares of Common Stock if Mr. Walsh becomes entitled to receive a termination payment under the Prior Retention Agreement, as well as in the event of Mr. Walsh’s “approved retirement” (as such term was defined in the Prior Retention Agreement).
The execution and delivery of the Current Retention Agreement did not otherwise affect the vesting schedules for or acceleration provisions applicable to Mr. Walsh’s existing options and other equity-based awards (the “Existing Awards”). Among other things, the Existing Awards provided that if Mr. Walsh “retires,” the unvested portion of any Existing Awards that was scheduled to vest within two years of Mr. Walsh’s retirement would be accelerated to Mr.

Walsh’s retirement date, with Mr. Walsh retaining the vested portion of the options included in his Existing Awards for two years following such date. The permitted retirement date under the Existing Awards was September 16, 2007 (the fifth anniversary of Mr. Walsh’s date of hire).
The existence of this retirement provision in Existing Awards altered the manner in which the Company was required to recognize the cost of the services Mr. Walsh is rendering in exchange for these awards. Normally, the Company estimates the fair value of an equity award on its date of grant and amortizes that value as an operating expense over the contractual vesting period of the award, typically three years. However, because the Existing Awards contained a provision enabling Mr. Walsh to unilaterally accelerate the vesting of those awards by retiring after September 16, 2007, the expense associated with these awards had to be amortized over this possibly shortened vesting period.
Mr. Walsh has no present intention of retiring prior to the Initial Retirement Date envisioned by the Current Retention Agreement and so he offered to amend (the “Amendment”) the equity awards issued to him in 2006 and 2007 to eliminate the feature that would enable him to accelerate the vesting of those awards if he chose to retire after September 2007. This change will result in the Company amortizing the expense associated with these awards over their scheduled three year vesting period. The specific awards affected by this Amendment are Mr. Walsh’s restricted stock unit agreements, dated May 18, 2006 (original grant 22,026 units), and February 13, 2007 (original grant 21,699 units) and his option agreement dated February 16, 2006 (177,000 shares @ $23.02 per share) and February 13, 2007 (202,998 shares @ $24.02 per share). The Amendment would result in Mr. Walsh forfeiting more of these awards if he were to elect to retire prior to the end of their scheduled vesting period.
Transition Assistance Agreements
Each of Messrs. Gresham and Thomas and Ms. Flanagan and our other executive officers (other than Mr. Walsh and Mr. Palmer) have entered into Transition Assistance Agreements with the Company that contain a severance provision providing for the continuation of their base salary for one year plus a second year of income continuation (supplemental payments equal to the difference between their base salary at the time of their termination and the salaries they are receiving from any subsequent employer) if we terminate their employment with us for reasons other than for cause. Payments under these agreements will not commence for six months following any qualifying termination of an executive’s employment, with the first payment then being equal to one-half of the executive’s base salary at the time of their termination. Payments during the balance of the transition period will conform to the Company’s regular bi-monthly payroll cycles.
If a qualifying separation occurs on or after December 31st of a given calendar year and before the date that bonuses are paid for that year, the executive is eligible to receive a payment on the Company’s bonus payment date equal to the bonus he or she would have received had they remained employed by the Company through that date. The Company may also accelerate the vesting of any portion of the equity-based awards held by an executive that are scheduled to vest within 90 days of the date of his or her qualifying termination to their termination date and reimburse the executive for any additional premiums incurred by him or her in obtaining COBRA coverage under the Company’s health and welfare plans. Any such reimbursement would be grossed up by the amount of any income taxes payable thereon. An executive will not receive a bonus equivalent payment or COBRA reimbursements and the vesting of their equity awards will not be accelerated unless the Compensation Committee of the Company’s Board of Directors affirmatively authorizes the extension of one or more of such benefits to an executive prior to his or her separation date. The determination of whether to authorize the Company to extend one or more of these benefits to a departing executive is made by the Compensation Committee in the exercise of its sole discretion based on such factors as it may deem relevant. The Compensation Committee authorized the Company to extend these benefits to Kathleen Flanagan, the Company’s former Chief Administration Officer and Executive Vice President, Strategic Change Management, in connection with her departure at the end of 2006.
Cause is defined in the agreements to include, among other things, the executive’s engaging in illegal conduct, willful misconduct or other actions taken in bad faith that injure the Company, a failure by the executive to substantially perform his or her duties, the commission by the executive of an act of embezzlement or another act of dishonesty with respect to the Company or the executive being convicted of or pleading guilty to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics or moral turpitude which reflects adversely on the Company. The executives are required to release any claims they may have against the Company as a condition to receiving payments under the agreements. The executives are also required to refrain from competing with the Company while receiving any transition payments.
Gary L. Palmer Employment Contract
Gary Palmer is a party to an agreement with our prepaid solutions subsidiary that provides that if his employment is terminated without cause, he is entitled to a lump sum payment equal to his base salary at the time of his termination. In addition, the vesting of any options held by him that were scheduled to vest within twelve months of his termination date is accelerated to that date. If the further employment of Mr. Palmer is terminated within 18 months of a change in control, he is also entitled to receive a payment equal to his target bonus. The Company’s acquisition of its prepaid business on July 1, 2005 constituted a change in control for purposes of this clause. Cause is defined in Mr. Palmer’s agreement to mean his conviction of a felony or of any crime involving dishonesty or his participation in any fraud against the Company.
Change in Control Agreements
We have Change in Control Agreements with each of our Executive Officers (other than Mr. Palmer). These agreements are designed to diminish the distractions that could be caused by the personal uncertainties and risks associated with changes of control and other significant “business combinations” involving the Company by providing these officers with assurances regarding their compensation and benefits expectations under such circumstances.
Under the Change in Control Agreements, each of these officers agrees to remain in our employ, and we agreed to continue to employ each officer, until the third anniversary (sixth anniversary with respect to Mr. Walsh) following any “business combination” involving the Company. During that period (the “Employment Period”), each officer is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the officer during the 180 day period prior to the effective date of the change in control. The base salary of the officer may not be reduced below that earned by the officer during the twelve month period preceding the effective date of the business combination. In determining any increase in an officer’s base salary during the Employment Period, the officer is to be treated in a manner consistent with other peer executives. The officers are also entitled to receive annual bonus payments, stock option grants and other benefits during the Employment Period on the same objective basis as other peer executives.
If, during the Employment Period, we terminate an officer’s employment other than for “cause” or “disability” or the officer terminates his or her employment for “good reason” (all as defined in the Change of Control Agreements), the officer is entitled to a lump sum payment equal to the sum of any unpaid base salary, accrued vacation pay and any unpaid portions of incentive awards earned by the executive prior to the date of termination. In addition, the officer is entitled to receive a lump sum payment equal to two times (three times with respect to Mr. Walsh) the sum of the officer’s annual base salary and the officer’s historical or target incentive award, plus the amount that we would have contributed to the retirement plans in which the officer participated prior to his or her termination in respect of such sum. The officers are also entitled to payments equivalent to three times their annual perquisite benefits, the continuation of their medical, disability, life and other health insurance benefits for up to a three year period after a qualifying termination and to certain out-placement services.
All unvested options granted to an officer vest and remain exercisable for the lesser of a five year period or their remaining term following a change in control of our Company and all other restricted shares and restricted stock units held by the officer under our stock incentive plans vest and are converted into shares of common stock on the date of any such event.
Under the Change in Control Agreements, a “business combination” is deemed to have occurred if:
•	any person or group is or becomes the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (any securities acquired directly from the Company are excluded from this calculation);

•	the individuals who currently constitute the Board and their approved successors cease to constitute a majority of the members of the Board (persons appointed to the Board in connection with an actual or threatened election contest are not considered approved directors for purposes of this provision);

•	The Company engages in a merger, share exchange, consolidation or similar transaction and the voting securities of the Company outstanding immediately prior to the transaction do not represent (either by remaining outstanding or by being converted into voting securities of the surviving person) at least 65% of the combined voting power of the voting securities of the entity surviving the merger or consolidation; or

•	the shareholders of the Company approve a plan of complete liquidation of the Company or the Company sells all or substantially all of its assets to an entity that is not at least 65% owned by the stockholders of the Company immediately prior to such sale or disposition.
For purposes of the Change in Control Agreements, “Cause” is defined to mean:
•	the willful and continued failure of an Executive to perform their material duties (other than any failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to the executive by the Board; or

•	the Executive willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates.
“Good Reason” is defined in the Change in Control Agreement to mean, among other things,
•	any failure by the Company (or any successor employer) to comply with any of the provisions of the Change in Control Agreement;

•	any requirement that executive perform his or her duties at any location other than the location where the executive performed their duties prior to the Business Combination or that the executive travel for business purposes to a substantially greater extent than was required immediately prior to the Combination; or

•	any request or requirement that the executive take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120 day period prior to the Business Combination or any professional ethical guidelines or principles that may be applicable to the executive.
The agreements also provide that if any payment or benefit received or to be received by an executive, whether or not pursuant to his or her Change in Control Agreement, would be subject to the federal excise tax on “excess parachute payments,” the Company will pay to the executive such additional amount as may be necessary so that the officer realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

The following table summarizes the payments that would have been made to the Named Executive Officers if their employment had been terminated at the end of 2006 under the circumstances indicated or if a change in control of the Company had occurred on that date and the executive remained in the employ of the Company. The amounts shown do not include the disbursement of the executive’s account balances under the Company’s Deferred Compensation Plans or their accrued vacation pay (Mr. Walsh: $65,942; Mr. Gresham: $9,357; Mr. Thomas: $30,313; Ms. Flanagan: $26,464; and Mr. Palmer: $25,926) at the end of 2006. These amounts would be paid to the executives under all of the separation scenarios and their deferred compensation account balances are described in the table entitled “Nonqualified Deferred Compensation” appearing earlier in this proxy statement.
2006 POTENTIONAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

		Before
		Change in	After Change
		Control	in Control
		Termination	Termination
		w/o Cause or	w/o Cause or
		for Good	for Good	Voluntary			Change in
Name	Benefit(1)	Reason	Reason	Termination	Death	Disability	Control
Paul F. Walsh(2)	2006 Incentive	$132,261	$132,261	$0	$132,261	$132,261	$132,261
	Severance Pay	$2,540,000	$3,810,000	$0	$0	$0	$0
	Equity Acceleration	$4,932,668	$4,932,668	$0	$4,932,668	$4,932,668	$4,932,668
	Tax Gross-up	$0	$2,223,236	$0	$0	$0	$0
	Retirement Plan Contributions	$0	$285,750	$0	$0	$0	$0
	Outplacement Services	$0	$30,000	$0	$0	$0	$0
	Health and Perquisites	$38,400	$174,051	$0	$38,400	$38,400	$0
	Total Value	$7,643,329	$11,587,966	$0	$5,103,329	$5,103,329	$5,064,929

George W. Gresham	2006 Incentive	$33,286	$33,286	$0	$33,286	$33,286	$33,286
	Severance Pay(3)	$540,000	$864,000	$0	$0	$0	$0
	Equity Acceleration(3)	$306,460	$599,092	$0	$599,092	$599,092	$599,092
	Tax Gross-up	$0	$441,517	$0	$0	$0	$0
	Retirement Plan Contributions	$0	$70,200	$0	$0	$0	$0
	Outplacement Services	$0	$30,000	$0	$0	$0	$0
	Health and Perquisite Payments(3)	$28,800	$72,500	$0	$0	$0	$0
	Total value	$908,546	$2,110,665	$0	$632,378	$632,378	$632,378

		Before
		Change in	After Change
		Control	in Control
		Termination	Termination
		w/o Cause or	w/o Cause or
		for Good	for Good	Voluntary			Change in
Name	Benefit(1)	Reason	Reason	Termination	Death	Disability	Control
Clyde L. Thomas	2006 Incentive	$32,814	$32,814	$0	$32,814	$32,814	$32,814
	Severance Pay (3)	$630,000	$945,000	$0	$0	$0	$0
	Equity Acceleration(3)	$477,234	$1,076,657	$0	$794,094	$794,094	$794,094
	Tax Gross-up	$0	$465,506	$0	$0	$0	$0
	Retirement Plan Contributions	$0	$78,750	$0	$0	$0	$0
	Outplacement Services	$0	$30,000	$0	$0	$0	$0
	Healthcare and Perquisite Payments(3)	$28,800	$98,838	$0	$0	$0	$0
	Total value	$1,168,848	$2,727,565	$0	$826,908	$826,908	$826,908

Gary L. Palmer(4)	2006 Bonus(5)	$312,356	$312,356	$312,356	$312,356	$312,356	n/a
	Severance Pay (6)	$608,327	$608,327	$0	$0	$0	n/a
	Equity Acceleration	$872,983 (7)	$872,983	$0	$872,983	$872,983	n/a
	Total value	$1,793,666	$1,793,666	$312,356	$1,185,309	$1,185,309	n/a

Kathleen Flanagan(8)	2006 Bonus(3)	$34,336	—	—	—	—	—
	Severance Pay (3)	$550,000	—	—	—	—	—
	Equity Acceleration(9)	$378,111	—	—	—	—	—
	Healthcare Reimbursement(3)	$28,800	—	—	—	—	—
	Total value	$991,247	—	—	—	—	—

(1)	Except as otherwise indicated with respect to Mr. Palmer and Ms. Flanagan, amount shown as 2006 Incentive represents the Executive’s incentive compensation for 2006 under the Company’s non-equity based incentive plans.
The value attributed to the hypothetical acceleration of the vesting of any equity-based awards held by an Executive is determined by (i) multiplying the number of restricted stock unit awards accelerated by $27.50 (the closing price of the Company’s common stock on December 29, 2006) and adding to the product of such multiplication (ii) the result obtained by subtracting the exercise price of each option held by the executive that is subject to vesting acceleration from $27.50 and multiplying this difference or “spread” by the number of shares subject to the portion of the option being accelerated. The equity awards held by the Named Executive Officers that are subject to possible acceleration are described as unexerciseable or unvested in the table entitled “Outstanding Equity Awards at Fiscal Year-End” appearing earlier in this proxy statement.
The tax gross-ups shown reflect additional payments that would be made to an executive if they became subject to the federal excise tax on “excess parachute payments.”
The retirement plan contributions represent the lump sum payment of amounts that would have been contributed to the Company’s 401(k) plan and Deferred Compensation Plan for the account of the Executive had the severance pay indicated been earned as salaries and bonuses.
Health and Perquisite payments following a change in control represent the continuation of the executive’s participation in the

Company’s health and welfare programs for an additional three years following their assumed termination and a lump sum payment equal to three times the perquisite payments they received in 2006. Health and perquisite costs shown as payable in circumstances not involving a change in control reflect the estimated cost (grossed up for taxes) of reimbursing the Executive for obtaining family COBRA coverage for 18 months following their departure and for allowing Mr. Walsh (and his dependants) to continue to participate in the Company’s health and welfare plans for two years following his separation.
(2)	The benefits shown as receivable by Mr. Walsh in circumstances that do not involve a change in control are based upon the amounts that would have become payable if his further employment had been terminated on December 31, 2006 and his Current Retention Agreement had been in effect at that time.

(3)	Amounts shown as payable in the event of the termination of the Executive’s employment before a change in control relate only to a termination without cause. The Company’s standard Transition Assistance Agreements do not contain provisions enabling an Executive to resign for good reason and receive severance benefits. In order to depict the maximum termination benefits an Executive can receive, the payments described under this scenario assume the Executive remains unemployed for two years following their termination and that the Compensation Committee elects to provide the Executive with a discretionary bonus equivalent payment, to accelerate the vesting of the equity awards held by the Executive that were scheduled to vest within 90 days of their termination date and reimburse the Executive for the cost (grossed up for taxes) of obtaining COBRA continuation coverage. There is no contractual requirement that the Company make these payments to a departing Executive. The Compensation Committee authorized the Company to extend these benefits to Ms. Flanagan in connection with her departure.

(4)	The column entitled Change in Control is not relevant with respect to Mr. Palmer as such an event previously occurred under Mr. Palmer’s employment agreement when the Company purchased Mr. Palmer’s former employer on July 1, 2005.

(5)	Represents commissions ($144,869) earned in the fourth quarter of 2006 and the cash portion ($167,667) of the commission paid to Mr. Palmer in respect of the Company’s prepaid processing contract with American Express.

(6)	Amount shown is equal to Mr. Palmer’s base salary as of December 31, 2006 ($250,000) plus the ordinary commissions paid to him in that year ($358,327).

(7)	In order to depict the maximum benefit receivable, this amount assumes that the vesting of the restricted stock unit award (3,963 units) Mr. Palmer received in May 2006 is accelerated. This result is not clearly mandated by Mr. Palmer’s employment contract.

(8)	The position of Kathleen Flanagan, our former Chief Administration Officer and Executive Vice President, Strategic Change Management, was eliminated at the end of 2006 and she left the further employ of the Company at that time.

(9)	Represents the acceleration the vesting of the options (10,667 shares @ $16.27 per share, 10,666 shares @ $21.38 per share and 10,666 shares @ $23.02 per share) and restricted stock units (5,282 units) held by Ms. Flanagan that were scheduled to vest within 90 days of the date of her termination to her termination date.
Transactions With Related Persons
The Company’s Ethics Policy outlines the Company’s policies and procedures for reviewing, approving or ratifying related party transactions. A copy of this Policy is available on our website (www.efunds.com) and the following discussion is qualified by reference to the full text of this Policy.
The Ethics Policy prohibits the Company’s officers, directors and associates from having personal, business, or financial interests that are incompatible with their responsibilities of loyalty to the Company or which make it difficult for them to perform their duties on behalf of the Company objectively and effectively. It is against the Ethics Policy for an associate or a member of the Board of Directors to have a material interest in a transaction in which the Company is to be a participant or to maintain a material interest in any entity that competes directly with any business activity of the Company. Transactions involving the Company and any person or group who beneficially owns more than 5% of any class of the Company’s voting securities are also governed by the Ethics Policy.
For purposes of the Ethics Policy, an associate, officer, 5% owner or a member of the Board of Directors is deemed to have a material interest in a transaction in which the Company is to be a participant if:
•	they are, or a member of their immediate family is, the other party to the transaction;

•	they, collectively with the members of their immediate family, directly or indirectly own more than 10% of the outstanding equity interests in such other party;

•	they serve as an officer or employee or general or managing partner of the other party to the transaction; or

•	a member of their immediate family serves as an officer, employee, general or managing partner to the other party to the transaction, the amount involved in the transaction exceeds $120,000 and the immediate family member has a financial or personal interest in the transaction not shared by employees of the other party generally or is expected to participate in the negotiation of the terms of the transaction.
For purposes of the Ethics Policy, a transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.
Among other things, employment-related transactions between the Company and its associates who are not executive officers, such as the payment of salaries, bonuses or other forms of compensation that are customary in the associate’s geographic region are excluded from the prohibitions and approval requirements contained in the Ethics Policy as are employment-related transactions between the Company and its executive officers that are approved, or recommended to the Board of Directors for approval, by its Compensation Committee. The payment of retainer and committee fees and the making of equity-based awards to members of the Board of Directors that are reported in the Company’s annual proxy statement are also excluded from the Policy.
The CEO may waive the application of the conflict of interest provisions of the Ethics Policy with respect to matters involving associates who are not executive officers or directors of the Company. Any such waiver must be obtained in advance after full disclosure of all relevant circumstances and considerations. Any waiver of the application of the Ethics Policy to an executive officer or director of the Company or a beneficial owner of 5% of any class of its outstanding voting securities must be approved in advance by the Audit Committee and must be promptly disclosed to the Company’s stockholders. In addition, any waiver involving a transaction or relationship in which a member of the Board of Directors has a material interest must be approved in advance by the Nominating and Corporate Governance Committee.
Acquisition of Benton Consulting Partners
In January 2004, the Company acquired the assets of Benton Consulting Partners (“Benton Consulting”) for an aggregate contract purchase price of $1,550,000. $775,000 of this amount was paid on the closing date of the transaction and an additional $232,500 was paid on each of the first and second anniversaries of the closing. Payment of the $310,000 balance of the purchase price was dependant upon the success of various initiatives by the acquired business and $46,500 of this amount was disbursed in July 2005. An additional $178,250 was paid in July 2006 pursuant to an Earnout Reconciliation Agreement as the final settlement of this obligation. John B. (Jack) Benton owned 50% of Benton Consulting and he served as an executive officer of the Company after its acquisition of Benton Consulting until his retirement at the end of 2006.The Company paid Benton Consulting an aggregate of approximately $1,668,000 during 2003 and the period in 2004 prior to this acquisition for consulting services.
In October 2006, the Company entered into an Independent Consultant Agreement with Mr. Benton pursuant to which Mr. Benton agreed to continue to serve the Company as a senior strategic consultant following his retirement on December 31, 2006. In this capacity, Mr. Benton consults with the Company’s Chief Executive Officer and other members of its executive leadership team on various matters such as merger and acquisition activities, the development of the Company’s consulting business, the creation and implementation of the Company’s strategic plans and initiatives and other like items.
Mr. Benton will be paid $25,000 per month for the services to be performed by him under the Agreement and he received a supplemental payment equal to the bonus he would have received in respect of the Company’s 2006 fiscal year had he remained in the continuous employ of the Company through the date in 2007 that bonuses were paid to the Company’s employees generally. Mr. Benton’s Agreement has an initial term of 12 months, subject to extension for successive one month renewal terms by mutual agreement of the parties. The termination of Mr. Benton’s employment at the end of 2006 constituted his “Approved Retirement” under his option agreements, dated January 30, 2004 (40,000 shares @ $17.37 per share) and January 20, 2005 (10,000 shares @ $21.45 per share) and those certain restricted stock unit award agreements dated January 30, 2004 (10,000 units and January 20, 2005 (1,500 units) and all of these awards vested upon Mr. Benton’s retirement.
Effective as of January 1, 2007, Mr. Benton’s Consulting Agreement superseded and replaced his Executive Transition Assistance Agreement, dated January 30, 2004, and his Change in Control Agreement of even date therewith. Mr. Benton’s Consulting Agreement would automatically terminate upon his death or permanent disability and no further payments would be owing from and after the date of any such event.
Mr. Benton has agreed that, absent the specific prior approval of the CEO, he will not engage in activities competitive with the business interests of the Company nor solicit its employees for employment by a third party during the term of his Consulting Agreement.
Corporate Governance
The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (the “Governance Committee”). Mr. Boyle serves as our Lead Director. Each of our Committees has a written charter that is available for review on our website (www.efunds.com).
Director Independence
Our Principles of Corporate Governance provide that at least two-thirds of our directors and all of the members of our Audit, Compensation and Governance Committees must be “independent” under the general and committee-specific standards adopted by the New York Stock Exchange (NYSE). The Board undertook a review of director independence in February 2007. As part of this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and the Executive Officers of the Company or their affiliates.
The rules of the NYSE contain a number of specific standards that must be met before a director can be considered “independent” from the Company. For example, a director cannot be considered independent if the director serves as an executive officer of a company that received payments from the Company in excess of the greater of $1 million or 2% of that company’s gross revenues during any of the preceding three years. None of the Company’s non-employee directors had any relationships involving the Company that would have precluded the Board from determining that they could serve as independent members of the Board under the minimum standards established by the NYSE.
The general independence requirements of the NYSE further require, however, that the Board of Directors review all relevant facts and circumstances in order to determine that a director has no material relationships with the Company that would impair their independence. To assist the Board in making this determination, the members of the Board complete annual questionnaires and management of the Company reviews its records regarding transactions between the Company and entities associated with the members of its Board. As part of its 2007 independence reviews, the Board considered the following transactions, relationships and arrangements involving the Company and the members of the Board:
•	Richard Almeida serves on the Board of CARE. The Company made a $100,000 contribution to this organization in 2005 following the tsunami that struck India and Southeast Asia in December 2004;

•	Bob Nakasone and Paul Walsh currently serve on the board of Staples, Inc. Staples is a vendor of office supplies to the Company. The Company purchased $463,020 of supplies from Staples and provided Staples with $392,000 of services in 2006. In 2004 and 2005, the Company purchased $442,242 and $499,813 of office supplies from Staples, respectively;

•	Mr. Tyabji has a nephew (wife’s brother’s son) who is employed as a systems programmer for the Company;

•	Angel Cabrera serves as the President of Thunderbird, the Garvin School of International Management. Thunderbird is a 501(c)(3) non-profit institution and Richard Lehmann serves on the Board of this institution and has served on its executive committee within the past three years;

•	The Company paid $20,200 and $34,000 to Thunderbird during 2004 and 2005, respectively, for executive training programs (George W. Gresham, the Company’s CFO, received his MBA from Thunderbird in 2006);

•	A member of Mr. Cabrera’s immediate family serves as an executive officer of a Mexican financial institution. The Company sold approximately $7,500 and $30,000 of services to this bank’s parent company during 2005 and 2006, respectively;
The Board determined that none of these relationships were sufficiently material to impair the independence of any of the non-employee members of the Board.

Board Meetings and Committees; Annual Meeting Attendance
There were fifteen meetings of the Board of Directors in 2006. During 2006, each incumbent Director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he or she served. Directors are encouraged to attend the annual meetings of our stockholders. All of our directors attended our annual meeting in 2006.
The independent Board members meet in executive session without the presence of management in conjunction with each regularly scheduled meeting of the Board. The Lead Director acts as chair of these sessions. In addition, each of our standing committees regularly meets in executive sessions led by the Committee Chair.
Nominating and Corporate Governance Committee
All of the members of our Board of Directors (other than Mr. Walsh) serve on the Governance Committee. Ms. Penrose has served as chair of this Committee since May 2002. The Governance Committee identifies prospective nominees for election to the Board, reviews their qualifications and nominates prospective candidates for election to the full Board of Directors. The Governance Committee also develops our Principles of Corporate Governance and oversees the evaluation of our Board of Directors, its Committees and our CEO. A copy of our Principles of Corporate Governance is available on our website (www.efunds.com). The Governance Committee met four times in 2006.
The Company’s Principles of Corporate Governance require that each director have the ability to apply good business judgment and be able to exercise his or her duties of loyalty and care. Candidates for the position of director should exhibit proven leadership capabilities, be of sound moral character, have experience exercising high levels of responsibilities within their chosen careers and have an ability to quickly grasp complex business and financial issues. In addition to these minimum criteria, our Governance Committee evaluates the qualifications of director nominees based on the degree of correlation between their professional backgrounds and the Company’s business and strategic objectives at the time nominees are considered. The Governance Committee makes a preliminary assessment of each proposed new member of the Board based upon the nominee’s resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and any other specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s desired director profile may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Governance Committee determines which nominee(s) to recommend to the Board for election. The Governance Committee would use the same process for evaluating all nominees, regardless of the original source of nomination.
Incumbent directors whose terms are expiring are interviewed by the chair of the Governance Committee and the chair of the Board (or the Lead Director if one of these individuals is up for re-election) to discuss their qualifications, contributions and interest in further service. These individuals also discuss the directors’ contributions to the deliberations of the Board with the other incumbent Board members. From time to time, the Governance Committee utilizes the services of Korn-Ferry International, a third party search firm, to assist in the identification or evaluation of Board member candidates.
The Governance Committee will consider nominations of qualified candidates for possible election to the Board that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the name of a candidate for consideration to the Governance Committee c/o Corporate Secretary, eFunds Corporation, Portales II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251. Each such submission must contain: (1) the name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held. In order to be considered for possible nomination for election at the 2008 annual meeting of the Company’s stockholders, the Corporate Secretary must receive the submission no later than December 21, 2007.
No candidates for director nominations were submitted to the Governance Committee by any stockholder in connection with the 2007 annual meeting.

Pursuant to a Shareholder Agreement between the Company and MasterCard International Incorporated, MasterCard has the right to designate a qualified individual to serve on our Board if it acquires 10% or more of our outstanding shares of common stock. MasterCard does not currently have the right to have a representative elected to our Board.
Audit Committee
The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended. During 2006, the Audit Committee was composed of Messrs. Almeida (Chair) and Tyabji and Ms. Penrose. Mr. Cabrera joined this Committee in December 2006. The Board of Directors has identified Mr. Almeida as a current member of our Audit Committee who meets the definition of “Audit Committee Financial Expert” established by the Securities and Exchange Commission. The Audit Committee held seven meetings in 2006.
Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on the Company’s financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.
Audit Committee Report
Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2006 were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board (the PCAOB) in Rule 3200T.
The Company’s independent accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Standards, Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and the Audit Committee discussed with the independent accountants the accounting firm’s independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.
Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 that has been filed with the Securities and Exchange Commission.
Members of the Audit Committee
Richard J. Almeida (Chairman)
Angel Cabrera
Sheila A. Penrose
Hatim A. Tyabji
Compensation Committee
The Company has a standing Compensation Committee that currently consists of four Independent Directors (Janet M. Clarke, John J. (Jack) Boyle III, Richard S. Lehmann and Robert C. Nakasone), none of whom is or has been an officer or employee of the Company or had any relationship with the Company requiring disclosure under the rules established by the Securities and Exchange Commission. The Compensation Committee met six times in 2006.
The duties of the Compensation Committee include:
•	developing compensation philosophies regarding the compensation of the CEO, the Executive Officers and the other senior managers and associates of the Company;

•	reviewing and approving the base salaries of the CEO and the Executive Officers;

•	establishing incentive compensation goals and/or measurements under the Company’s incentive compensation plans;

•	at the conclusion of the relevant performance periods, determining the level of achievement by the Company relative to these goals and/or measurements;

•	administering the Company’s equity-based compensation plans and programs and the granting of equity-based awards under such plans and programs;

•	approving the design of the cash and stock-based compensation programs for the Company’s directors;

•	making recommendations to the Board regarding the design of the Company’s short- and long-term incentive compensation plans and programs in order to ensure that the Company’s compensation programs for the CEO, the Executive Officers and its associates generally are competitive; and

•	performing such other duties as may from time to time be delegated to it by the Board of Directors or be required by law, the rules of any exchange or quotation system where the securities of the Company are listed for trading or the Company’s certification of incorporation and bylaws.
In discharging its responsibilities, the Compensation Committee may, to the extent the Compensation Committee determines to be desirable, employ independent compensation consultants. Any compensation consultant selected by the Compensation Committee reports directly to the Committee and the Committee has the sole authority to retain and terminate such consultant and to approve its fees and the other terms of its engagement.
Prior to 2006, the Compensation Committee’s deliberations were assisted by Mercer Human Resources Consulting. Mercer was succeeded by the Company’s current compensation consultant, Frederic W. Cook & Co., Inc., in November 2006. The Compensation Committee also retained Pearl Meyer & Partners for an interim review of the design of the Company’s long-term incentive plans during 2006. The role of these consultants is to assist the Committee in developing the Company’s compensation philosophy, conducting market analyses of executive compensation levels and making recommendations regarding the design of the Company’s compensation plans based on competitive analyses, current industry practices and the Company’s strategic goals. The Committee’s consultants are generally expected to enhance the Committee’s insight into the tax, regulatory, accounting and other technical issues associated with executive compensation practices and to bring a broader industry perspective to its discussions.
The CEO makes recommendations to the Compensation Committee regarding the base salaries, bonuses and equity-based incentives to be paid or awarded to the Company’s other Executive Officers based upon the CEO’s evaluation of their performance. In reviewing these recommendations with the CEO, the Compensation Committee is guided by comparative market data, the parameters established under the Company’s compensation philosophy and the experience and business judgment of the Committee members. The Executive Officers of the Company do not play a role in determining the amount of compensation to be paid the independent members of the Board of Directors.
In the past, the Compensation Committee has delegated to the Chairman of the Board the power to grant options to purchase up to 12,000 shares of common stock to persons newly hired by the Company who were not, and were not expected to become, executive officers of the Company. This delegation was terminated in December 2006 and the Board of Directors adopted option grant guidelines in February 2007 that provide that the Compensation Committee may no longer delegate any of its powers and duties under the Company’s equity incentive plans. The Committee may delegate its powers and duties under the Company’s cash bonus plans to one or more officers of the Company or a committee of such officers. The Committee may not, however, delegate its powers and duties under these plans with regard to awards granted to officers or directors of the Company or its affiliates who are subject to Section 16 of the Exchange Act or in such a manner as would cause these plans not to comply with the requirements of Section 162(m) of the Code. The Board of Directors may at any time and from time to time exercise the powers and duties of the Compensation Committee under any of the Company’s incentive plans.
Compensation Committee Interlocks and Insider Participation
The Company has no compensation committee interlocks—that is, no executive officer of the Company serves as a director or a compensation committee member of a company that has an executive officer serving on our Board or the Compensation Committee. No current or former officer or employee of the Company served on the Company’s Compensation Committee during 2006. No member of the Compensation Committee had any relationship with the Company requiring disclosure under the rules adopted by the Securities and Exchange Commission regarding interested party transactions.
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis (C, D&A) included in this proxy statement and discussed it with the Company’s management. Based on this review and these discussions, the Committee recommended to the Company’s Board of Directors that the C, D&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in this proxy statement.
Members of the Compensation Committee
Janet M. Clarke, Chairperson
John J. (Jack) Boyle III
Richard J. Lehmann
Robert C. Nakasone
Director Compensation
Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 2006, Directors who were not employees of the Company (“Independent Directors”) each received a $50,000 annual board retainer ($75,000 for the chair of the Audit Committee and $60,000 for the chair of each of the Compensation Committee and Nominating and Corporate Governance Committee). The lead director receives a $35,000 supplemental retainer. Independent Directors also receive an additional retainer of $7,500 ($12,500 for members of the Audit Committee) for service as a member of a standing committee of the Board and annual option and restricted stock unit grants. The Company does not pay meeting fees under its Director compensation program. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.
During 2006, each of our Independent Directors received an option to purchase 3,400 shares of our common stock at an exercise price of $23.02 per share and 1,011 restricted stock units. The options issued to the Independent Directors generally vest in equal annual installments over a three-year period following the date of grant and expire on the tenth anniversary of such date. The vested portions of the options also terminate three months following the date upon which a participant ceases to be a Director of the Company (one year after such date if such Directors’ termination constituted a qualifying retirement). The restricted stock units generally vest and are converted into shares of common stock over the three year period following their date of grant. The vesting of the equity awards issued to the Directors is subject to acceleration in the event of their death, disability or retirement after age 55 with at least five years of service or any change in control of the Company.
The Company has adopted the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the “Director Deferred Compensation Program”). The purpose of the Director Deferred Compensation Program is to provide an opportunity for Independent Directors to defer payment of their Board retainers and to provide a vehicle for participating Directors to increase their beneficial ownership of the Company’s common stock and thereby further align their interest in the long-term success of the Company with that of the Company’s other stockholders. Under this Program, Independent Directors can elect to receive their board and committee fees in restricted stock units in lieu of cash (with each restricted stock unit being deemed to have a value equal to the fair market value of one share of common stock on its date of issuance). In the past, the restricted stock units were credited to the individuals participating in the Director Deferred Compensation Program on a quarterly basis and were all convertible into shares of common stock (on a one-to-one basis) when the Director ceased to serve as a member of the Board.
Beginning in 2007, participating Directors may elect to defer the settlement of any time-based restricted stock units granted to them and to receive any retainer or other awards deferred by them in installments, in a lump sum on a date other than their final day of service and, subject to certain limitations, during their term of office. Pay-out elections credited after January 1, 2007 may be changed at the election of the participating Director under certain circumstances. Each restricted stock unit receives dividend equivalent payments equal to any cash dividend payments on one share of common stock. The Director Deferred Compensation Program is intended to comply with Section 409A of the Internal Revenue Code. Commencing in 2007, Independent members of the Board may also defer their fees in accordance with the terms of the Company’s 2005 Deferred Compensation Plan. This plan is described earlier in this Proxy Statement under the heading “Non-Qualified Deferred Compensation Plans.”
The following table describes the fees paid to the Directors in cash for 2006 and the expenses associated with the equity awards granted to them in 2006 and prior years.
DIRECTOR COMPENSATION TABLE

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($) (1)	($) (1)	($)
Richard J. Almeida (2)	$0	$172,289	$28,383	$200,672
John J. (Jack) Boyle III(3)	$100,000	$22,950	$29,342	$152,292
Angel Cabrera (4)	$5,833	$0	$0	$5,833
Janet M. Clarke	$67,500	$25.201	$30,454	$123,155
Richard J. Lehmann(2)	$0	$133,245	$23,700	$156,945
Robert C. Nakasone	$65,000	$25,201	$32,899	$123,100
Sheila A. Penrose (3)	$72,500	$22,950	$29,342	$124,792
Hatim A. Tyabji	$70,000	$15,618	$25,274	$133,892
(1) Represents the dollar amount of compensation cost associated with the restricted stock unit and option awards granted to the individuals indicated in 2006 and prior years, calculated in accordance with FAS 123R. Amount shown assumes that individual indicated performs the services required to fully vest their awards. Awards were valued using the methodology described in footnote 1 to the Summary Compensation Table.
(2) The Company suspended the granting of restricted stock units to its Independent Directors pursuant to the Director Deferred Compensation Program in May 2005 because it did not have sufficient units available for this purpose under the 2000 Stock Incentive Pan. Deferrals by participating Directors were instead credited to interest-bearing deferred cash accounts. When the 2006 Stock Incentive Plan was approved by the Company’s stockholders in May 2006, these cash deferrals were converted into restricted stock units. The number of units received in connection with this conversion was determined by dividing the amount of fees deferred on a given deferral date (June 30, 2005, September 30, 2005, December 30, 2005 and March 31, 2006 by the closing price of the Company’s Common Stock on each such date ($17.99, $18.83, $23.44 and $25.84, respectively). The imputed interest credited to a Director’s deferred cash account was forfeited. The following table summarizes the effect of this conversion:

Independent Director	Amount of Fees Deferred	No. of Units Received
Richard J. Almeida	$82,500	3,920
Richard J. Lehmann	$65,000	3,088
These grants are included in the stock awards shown.

(3)	Mr. Boyle’s and Ms. Penrose’s 2006 equity awards were expensed in the year of grant as they qualify as “Approved Retirees” who are older than 55 and have more than five years of service. As a result, their awards would vest in their entirety were they to retire from further service on the Board. Awards granted to these individuals in prior years have already been expensed. Ms. Penrose will be retiring from further service on the Board following the Meeting.

(4)	Mr. Cabrera joined the Board in December 2006.

ITEM 2: RATIFICATION OF SELECTION OF
INDEPENDENT AUDITORS
Ratification of Appointment of Auditors
The Audit Committee of the Board of Directors has selected KPMG LLP as independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 2007 and to perform other accounting services.
Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Although it is not required to do so, the Audit Committee has submitted the selection of KPMG LLP as the Company’s independent auditors to the stockholders for ratification. Unless a contrary choice is specified, the persons named as proxies will vote for the ratification of the selection of KPMG LLP.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ITS SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.
If this selection is not ratified, the Audit Committee of the Board of Directors will reconsider its selection of KPMG LLP.
Audit Fees
The Charter for the Audit Committee provides that the provision of all auditing services (including providing comfort letters in connection with securities underwritings) and any non-audit services (other than non-audit services subject to the de minimus exception provided for by the Sarbanes-Oxley Act of 2002) by the Company’s auditor is subject to the pre-approval of the Audit Committee. In approving any permissible non-audit services, the Audit Committee must consider whether the auditor’s performance of those services is compatible with the auditor’s independence. The duty to pre-approve permissible non-audit services may be delegated to one or more members of the Audit Committee.
The aggregate fees billed by KPMG LLP and its affiliates (collectively, “KPMG LLP”) for professional audit services rendered for the audit of the Company’s annual consolidated financial statements and for the review of certain of the Company’s other regulatory filings were $2,459,000 for 2006 and $2,203,811 for 2005.
Audit Related Fees
KPMG LLP billed the Company $582,469 for services related to service auditor attestation reports (SAS 70s) provided in 2006 and $519,177 for similar services in 2005.
Tax Fees
The aggregate fees billed by KPMG LLP for tax planning and compliance services provided during the year ended December 31, 2006 were $80,217. KPMG LLP billed the Company $74,888 for similar services during 2005.
All Other Fees
KPMG LLP did not provide the Company with any services other than the audit, audit related and tax planning and compliance services described above during the years ended December 31, 2005 or 2006.

ITEM 3. OTHER BUSINESS
The Board of Directors does not intend to present any business at the annual meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company. The proxies solicited by the Company confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before the Company printed and mailed these proxy materials.
Stockholder Proposals for the 2008 Annual Meeting
Any stockholder proposals intended to be presented at the Company’s 2008 annual meeting of stockholders must be received by the Company no later than December 21, 2007 in order to be included in the proxy statement for that meeting. Under the Company’s Bylaws, a stockholder proposal not included in the Company’s Proxy Statement for the 2008 annual meeting may not be presented in any manner at the meeting unless the stockholder wishing to make such proposal follows certain specific notice or procedures set forth in the Company’s Bylaws, including delivering notice of such proposal in writing to the Secretary of the Company at the address indicated on the cover page of this proxy statement no later than December 21, 2007.
Communication with the Board
The Board of Directors has implemented a process by which stockholders and other interested parties may send written communications to the attention of the Board, the non-management directors, the Lead Director, our Governance Committee or a specified individual director. Any such communication should be sent to the Board of Directors (or an individual director) c/o Chief Executive Officer or Corporate Secretary, eFunds Corporation, Portales II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251. All such communications will be forwarded to the Board, or the relevant director, in conjunction with the distribution of materials for the next regularly scheduled meeting of the Board or earlier, if the CEO determines that the circumstances warrant prompter communication.
Householding
We have been notified that certain intermediaries (brokers or banks) will deliver only one copy of our annual report and this proxy statement to multiple stockholders who share the same address and last name, unless they have received contrary instructions from one or more of those stockholders. This procedure is referred to as “householding.” We will deliver promptly, upon oral or written request, separate copies of our annual report and proxy statement to any stockholder who shares an address with another stockholder. If you wish to receive separate copies of one or both of these documents, you may write to eFunds Corporation, Attn: Investor Relations, Portales II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251, or call (480) 629-7700. You may contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy of each document by writing or calling us at the above address or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations require the Company’s directors, executive officers and any persons holding more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure by a Reporting Person to file a required report by the applicable due date during 2006. Based on its review of the reports submitted to it, the Company believes that each Reporting Person timely filed all required reports during this period.
Ethics Policy
The Company has adopted an Ethics Policy that applies to all of its associates and directors, including its principal executive officer, principal financial officer, principal accounting officer and controller. Any amendments to the Ethics Policy, or waivers of its provisions, that apply to one or more of these officers will be disclosed on our website (www.efunds.com).
Available Information
The charters for the Audit, Compensation and Governance Committees of our Board of Directors appear on our website www.efunds.com. Copies of these documents, as well as the Company’s Principles of Corporate Governance and its Ethics Policy, are available in print to any stockholder who requests them.
April 20, 2007

By Order of the Board of Directors
Steven F. Coleman
Secretary

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: 01 – Richard J. Almeida 02 – Richard J. Lehmann					+
☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐
		For	Against	Abstain
2. To ratify the selection of KPMG LLP as independent auditors of the Company.		☐	☐	☐

3. In their discretion, the proxies are authorizd to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign below exactly as your name appears hereon. When common shares are registered in two names, both stockholders should sign. When signing as executor, administrator, trustee, guardian, attorney or agent, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership or other entity, please sign in entity name by an authorized person. (Please note any change of address on this proxy card.)

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — eFunds Corporation

This Proxy is Solicited on Behalf of the Board of Directors of eFunds Corporation in connection with the 2007 annual meeting

4900 North Scottsdale Road Scottsdale, Arizona 85251

The undersigned hereby appoints Paul F. Walsh, George W. Gresham and Steven F. Coleman, and each of them, proxies for the 2007 annual meeting, with full power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of eFunds Corporation which the undersigned is entitled to vote, at the annual meeting of stockholders to be held on May 17, 2007 and at any adjournment thereof, with all the powers, the undersigned would possess if present with respect to the election of directors and the ratification of the selection of the KPMG LLP as independent auditors of the Company and such other business that may properly come before this meeting.

This proxy shall be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If no instructions are given, this proxy will be voted FOR the election of the named nominees as directors of the Company and FOR the ratification of the selection of KPMG LLP as independent auditors of the Company and in the proxies discretion upon such other business as may properly come before either meeting. Please vote, sign, and date this proxy as indicated on the reverse side and return promptly in the enclosed envelope.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.